Exhibit 10.1
IN RE: AQUEOUS FILM-FORMING FOAMS
PRODUCTS LIABILITY LITIGATION
PERSONAL INJURY CLAIMS
MASTER SETTLEMENT AGREEMENT
This Master Settlement Agreement (the “Settlement” or the “Settlement Agreement”), dated November 3, 2026, is hereby entered into by and between: (1) 3M Company (“3M”) and (2) the undersigned Negotiating Plaintiffs’ Counsel (“NPC”) in In re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873, United States District Court for the District of South Carolina (the “MDL Court”), on behalf of Eligible Claimants, as authorized by Case Management Order 2B. 3M and the NPC are each a “Party,” and together, are the “Parties.”
This Settlement reflects the Parties’ intent and agreement to settle and fully resolve, to the greatest extent possible, all PFAS PI Claims involving Eligible Injuries and Accompanying Property Damage Claims against 3M which are related to, arise from, are caused by, or are in any way connected to per- or poly-fluoroalkyl substances commonly and collectively known as PFAS.
RECITALS
A.    Individuals have alleged that they have suffered harm resulting from exposure to PFAS and have asserted PFAS PI Claims against 3M. 3M disputes this and denies liability for all PFAS Claims.
B.    On December 7, 2018, the United States Judicial Panel on Multidistrict Litigation (the “JPML”) established MDL No. 2873 to centralize cases against defendants, including 3M, concerning injuries or damages allegedly related to exposure to PFAS. As of this date, this MDL involves over 15,000 cases, including approximately 115,000 – 120,000 plaintiffs asserting PFAS PI Claims involving Eligible Injuries before the MDL Court.
C.    The Parties have concluded that, given the facts and circumstances of such Claims, including the claims asserted and the legal and factual defenses thereto, it would be in the best interests of the Parties to enter into this Settlement to avoid uncertainties, burdens, and risks of new and continued litigation. The Parties have further concluded that based on, among other things, the total number of persons with PFAS PI Claims involving Eligible Injuries and, separately, the number of persons with PFAS PI Claims involving Eligible Injuries that the Parties believe will participate in the Settlement, this Settlement is fair, reasonable, and adequate.
D.    The Parties agree that the Settlement is intended to resolve, in lieu of new or further litigation, all PFAS PI Claims involving Eligible Injuries through this Settlement and through proceedings in the MDL Court.
E.    Pursuant to CMO 28, the Plaintiffs’ Executive Committee (“PEC”) was required to identify those conditions/diseases where current science supports association between exposure to PFAS and the alleged conditions/diseases. The PEC determined at the time of CMO 28, and the NPC reaffirms as of the Settlement Date, that the only such conditions/diseases are the Eligible Injuries addressed in this Settlement Agreement and that current science does not support association between other conditions/diseases and PFAS.
F.    The NPC acknowledges that 3M is paying no more than the consideration set forth in Exhibit 11 to resolve—to the greatest extent possible—all PFAS PI Claims asserting an Eligible Injury and that 3M deems each such PFAS PI Claim that is resolved by this Settlement Agreement to have an independent value.
G.    Nothing in the Settlement will be construed as evidence, or as an admission by 3M or any other Released Party, of any fault, liability, wrongdoing, or damages whatsoever.
ARTICLE 1
DEFINITIONS
As used in this Settlement Agreement and its Exhibits, the following capitalized terms have the defined meanings set forth below. Any capitalized term that is not defined in this Settlement Agreement but is defined in an Exhibit shall have the meaning set forth in that Exhibit wherever used in this Settlement Agreement or in any Exhibit. Unless the specific reference or context requires otherwise, in this Settlement Agreement and its Exhibits (a) words expressed in the plural form include the singular, and vice versa; (b) words expressed in the masculine form include the feminine and gender-neutral, and vice versa; (c) the word “will” has the same meaning as the word “shall,” and vice versa; (d) the word “or” is not exclusive; (e) the word “extent” in the phrase “to the extent” (or “to the … extent”) means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (f) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (g) references to “dollars” or “$” are to United States dollars.
3M: 3M Company.
Accompanying Property Damage Claim: A PFAS Claim asserted by an Eligible Claimant that asserts damage to property or business in addition to a PFAS PI Claim involving an Eligible Injury. For the avoidance of doubt, a property or business damage claim brought by a plaintiff who does not also assert a PFAS PI Claim involving an Eligible Injury does not have an Accompanying Property Damage Claim for purposes of this Settlement.
Administrative Expenses: Any and all costs incurred by the Claims Administrator, the Settlement Special Master, or any other administrators, professionals, or consultants retained to implement the Settlement. All such Administrative Expenses shall be paid out of the QSF funded by 3M and in certain instances by Participating Claimants through the common benefit cost assessment. Released Parties shall have no obligation to pay any funds other than as set forth in Article 11.
AFFF: Aqueous film-forming foam containing PFAS or alleged to contain PFAS or substances that degrade or are alleged to degrade into PFAS.
Allocated Award: An award or entitlement to payment under the Settlement Program.

Allocation Procedures: The procedures, attached as Exhibit 1, for calculating Allocated Awards and governing the Enhancement Awards Fund (“EAF”) and Extraordinary Needs Fund (“ENF”).
Appeals Administrator: The person or entity that shall decide appeals by Participating Claimants with respect to their Allocated Awards.
Bonus Payments: Contingent payments to be made by 3M if the conditions set forth in Article 11 and Confidential Exhibit 12 are satisfied.
Claim: Any and all past, present, and future rights, remedies, actions, claims, liabilities, losses, demands, causes of action, suits at law or in equity, arising in any jurisdiction and its respective law, verdicts, suits of judgments or liens, past, present, and future, fines, and any fraudulent transfer, conveyance, and related types of claims, of any kind whatsoever regardless of the legal or equitable theory, whether known or unknown, whether asserted or unasserted, whether sounding in contract or tort, whether asserted or unasserted in any litigation, or the jurisdiction where asserted. Claims also include, but are not limited to, all claims for damages or remedies of whatever kind or character, known or unknown, that are now recognized or that may be created or recognized in the future by statute, regulation, judicial decision, or in any other manner, including (i) personal injury or bodily injury, latent injury, future injury, progression of existing injury, damage, disease, death, fear of death, disease or injury, mental or physical pain or suffering, emotional or mental harm, anguish, or loss of enjoyment of life or loss of life’s pleasures; (ii) injury to property or any property rights; (iii) compensatory damages, general damages, special damages, punitive, exemplary, and statutory and other multiple damages or penalties of any kind; (iv) loss of wages, income, earnings or earning capacity; (v) medical expenses, doctor, hospital, nursing, physical therapy or rehabilitation or other therapy and drug bills; (vi) loss of support, services, consortium, companionship, society or affection, or damage to familial relations, by spouses, former spouses, parents, children, other relatives or “significant others” of any Eligible Claimant; (vii) consumer fraud, refunds, unfair business practices, deceptive trade practices, Unfair and Deceptive Acts and Practices, disgorgement of profit, and other similar claims whether arising under statute, regulation, or judicial decision; (viii) wrongful death and survivorship; (ix) medical screening and monitoring; (x) injunctive and declaratory relief; (xi) economic, property, or business losses; (xii) prejudgment or post-judgment interest; (xiii) attorneys’ fees and costs; and (xiv) any class action or putative class action.
Claim Package: The materials required to be submitted by a Participating Claimant in order to be evaluated for an Allocated Award under the Settlement.
Claim Package Submission Deadline: The initial deadline for submission of Claim Packages.
Claims Administrator: The independent neutral third-party person selected and Court-appointed pursuant to Section 12.2 of this Settlement Agreement who is responsible for reviewing, analyzing, and approving the Claim Packages, and for allocating the Settlement Funds fairly and equitably among all Participating Claimants pursuant to the Allocation Procedures attached hereto as Exhibit 1. The Claims Administrator shall also be responsible for producing the Initial ID Order Report and the Final ID Order Report, and for providing notice to Eligible Claimants, including Estimated Allocation Tables.

Claims Portal: The electronic interface operated by the Claims Administrator to facilitate the process for receiving Registration materials and Claim Packages.
CMO: Case Management Order.
Common Benefit Fund Special Master (or CBF Special Master): The Court’s already appointed Common Benefit Fund Special Master under CMO 18.
Complete Claim Package: A Claim Package that the Claims Administrator has determined is complete and sufficient to proceed to an Allocated Award.
Days: A period computed using the method set forth in Rule 6 of the Federal Rules of Civil Procedure.
De-Duplicated ID Order Report: The revised report described in Section 2.6.3 of this Settlement Agreement that, where possible, resolves duplicate or dual-representation Eligible Claimants in the Initial ID Order Report.
Derivative Claim: A Claim brought by a Derivative Claimant, or a claim that an Individual Beneficiary Releasor could have brought, by reason of a personal or familial relationship to an Eligible Claimant and the Eligible Injury/ies claimed, or otherwise by, through, under, or in relation to, the Eligible Claimant and the Eligible Injury/ies claimed.
Derivative Claimant: A person or entity that as of the date of the ID Order, has sued one or more Released Parties derivatively, by reason of a personal or familial relationship to an Eligible Claimant and the Eligible Injury/ies claimed, by, through, under, or in relation to, the Eligible Claimant and the Eligible Injury/ies claimed. It is the intent of the Parties that the Derivative Claimant’s Claim moves with and is treated the same as the Eligible Claimant’s Claim, so long as the Eligible Claimant is a litigant. A Derivative Claimant who is not related to a litigant Eligible Claimant is obligated to appear on the ID Order Report discussed herein but is not otherwise able to participate in the Settlement without the participation of the related Eligible Claimant.
Direct Exposure Claimant: An Eligible Claimant who alleges direct exposure to PFAS through a means other than Drinking Water, and, if the Eligible Claimant is a Participating Claimant, seeks a settlement payment under the Direct Exposure provisions of the Allocation Procedures.
Disengaged Counsel: Primary Counsel who formerly represented an Eligible Claimant or Derivative Claimant but no longer represents him or her.
Dismissal-Only Plaintiff: An Eligible Claimant or Derivative Claimant who submits an Election Form and determines to cease litigating by submitting a Stipulated Dismissal With Prejudice.
Drinking Water: Water provided for human consumption (including uses such as drinking, cooking, and bathing). For the avoidance of doubt, Drinking Water may be consumed from either a public water system or a private well.

Drinking Water Exposure Claimant: An Eligible Claimant who alleges exposure to PFAS from Drinking Water, and, if the Eligible Claimant is a Participating Claimant, seeks a settlement payment under the Drinking Water Exposure provisions of the Allocation Procedures at Exhibit 1 to the Settlement Agreement.
Election Form: A form indicating an Eligible Claimant’s decision as to participation in the Settlement in the form of Exhibit 14.
Eligible Claimant: A person with a PFAS PI Claim asserting an Eligible Injury and exposure to PFAS, including a PFAS PI Claim filed in the MDL or other court. Any person with a PFAS PI Claim that was dismissed with prejudice prior to the Settlement Date is not an Eligible Claimant. For the avoidance of doubt, status as an Eligible Claimant does not entitle a person to payment under the Settlement.
Eligible Injury: Kidney cancer, testicular cancer, liver cancer, thyroid cancer, ulcerative colitis, or thyroid disease.
ENF Administrator: The independent neutral third-party person identified pursuant to Section 12.4 of this Settlement Agreement who is responsible for reviewing, analyzing, and approving the ENF Applications, and for allocating and distributing the Settlement Funds available for ENF Awards fairly and equitably pursuant to the Allocation Procedures attached hereto as Exhibit 1.
ENF Application: An application by a Participating Claimant for an ENF Award, described in Section 9.5 of this Settlement Agreement, in the form of Exhibit 3 to this Settlement Agreement.
Enhancement Award: A payment to a Participating Claimant from the Enhancement Awards Fund, described in Section 9.4 of this Settlement Agreement.
Enhancement Awards Fund, or “EAF”: The fund, described in Section 9.4 of this Settlement Agreement, that provides Participating Claimants an opportunity to receive payments in addition to their Allocated Award, consistent with the Allocation Procedures.
Estimated Allocation Issuance Date: The date on which the Claims Administrator provides Eligible Claimants with Estimated Allocation Tables.
Estimated Allocation Tables: Tables created by the Claims Administrator, based on information provided under the ID Order Responses, as well as information provided under CMOs 5, 35, and 37, or by the Parties, if and where applicable and appropriate, to provide Eligible Claimants with a range of possible Allocated Awards.
Exhibits: Exhibits 1 through 14 and Exhibits A and B, and all exhibits and attachments thereto, attached to and incorporated by reference in this Settlement Agreement.
Exposure Event Year: Each year an Eligible Claimant had Direct Exposure to PFAS as set forth in the Allocation Procedures.

Extraordinary Needs Fund Award (or “ENF Award”): A payment to a Participating Claimant from the Extraordinary Needs Fund, described in Section 9.5 of this Settlement Agreement.
Extraordinary Needs Fund (or “ENF”): The fund, described in Section 9.5, that provides Participating Claimants an opportunity to receive payments in addition to their Allocated Award, consistent with the Allocation Procedures.
Fees and Costs: Common benefit attorneys’ fees and costs incurred by the PEC or PI Counsel, which shall be deducted from the settlement payments made by 3M and shall be paid for the benefit of the PEC and common benefit attorneys, consistent with the Common Benefit provisions of the Court’s Case Management Order No. 3 [ECF 72], ¶¶ 16-21, or amendments thereto, or any future Common Benefit Orders issued by the Court for the payment of common benefit legal fees and reimbursement or payment of common benefit expenses.
Final Allocated Award: The Allocated Award received by a Participating Claimant after completion of the appeals process.
Final ID Order Report: The final report provided by the Claims Administrator that creates a list of Eligible Claimants based on the ID Order Responses.
Final Notice of Deficient Claim Package: A notice from the Claims Administrator that a Participating Claimant has not cured the deficiencies in his/her Claim Package, which, if left uncured after the process described in Section 4.3 concludes, would result in a Rejected Claim Package.
Final Score: The points that an individual Participating Claimant may receive, from which their Allocated Award is calculated.
Identification Order (or ID Order): An order entered by the MDL Court that, among other things, requires the identification of Eligible Claimants and Derivative Claimants, and the provision of ID Order Responses with pertinent information about Eligible Claimants and Derivative Claimants and declarations certifying the ID Order Responses.
ID Order Declaration: The declarations that are required under the ID Order.
ID Order Response: The information required to be submitted by Primary Counsel, Disengaged Counsel, Pro Se Eligible Claimant, or 3M in response to the ID Order, which information is then certified by declaration as set forth in the ID Order.
ID Order Response Date: The date on which the ID Order requires the submission of ID Order Responses and ID Order Declarations.

Individual Beneficiary Releasor: Any person who is not a Derivative Claimant but who has a right, under the law of a certain state,1 to file suit independently of a Claim brought by an Eligible Claimant by reason of the personal relationship to an Eligible Claimant and the Eligible Injury/ies claimed, by, through, under, or in relation to, the Eligible Claimant and the Eligible Injury/ies claimed, are Individual Beneficiary Releasors; they are required to sign the Release and become Releasing Parties.
Initial ID Order Report: The initial report, subject to review and revisions pursuant to the procedures set forth in Section 2.6, produced by the Claims Administrator identifying Eligible Claimants and Derivative Claimants on the basis of the ID Order Responses and ID Order Declarations.
Initial Registration Date: The date on which Election Forms are due as set forth in Section 3.3.
Interest: A lawyer shall be deemed to have an “Interest” in an Eligible Claimant (together with any Derivative Claimant) if the lawyer (or the lawyer’s firm): (a) has an engagement or retainer agreement with such Eligible Claimant; (b) is listed as the counsel of record for such Eligible Claimant, including for an Eligible Claimant whose case has been dismissed without prejudice to the extent they are not Disengaged Counsel for such Eligible Claimant; (c) has entered an appearance for such Eligible Claimant to the extent they are not Disengaged Counsel for such Eligible Claimant; or (d) otherwise has any right or interest, whether fixed or contingent and whether paid or unpaid, resulting from representation of an Eligible Claimant, including a referral fee or referral agreement. For the avoidance of doubt, PEC counsel appointed by the MDL Court do not have an Interest in the PFAS PI Claim(s) of an Eligible Claimant merely due to their appointment as leadership counsel or based on an actual or potential claim for compensation from any common benefit fee or cost fund.
Lead Counsel: The MDL Court-appointed lead counsel, Michael London, Esq., and Scott Summy, Esq.
Main Settlement Payment: The primary settlement payments (described in Section 11.2) triggered by exhaustion or waiver of the Parties’ Termination Rights.
MDL: All cases filed in, transferred to, or otherwise pending in connection with In re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873 (D. S.C.).
MDL Court: The United States District Court assigned by the Judicial Panel for Multidistrict Litigation for MDL No. 2873 and any successor court or district judge assigned to preside over MDL No. 2873. The current MDL Court is the United States District Court for the District of South Carolina.
1 These states include the following: Alabama, Arizona, California, Colorado, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nebraska, New Hampshire, New Mexico, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Washington, Wisconsin, and Wyoming.

Negotiating Plaintiffs’ Counsel (or NPC): Michael London, Esq., and Scott Summy, Esq., acting pursuant to CMO 2B, and Fred Thompson, Esq., and Hunter Shkolnik, Esq.
Non-Participating Plaintiff: An Eligible Claimant who has elected not to participate in the Settlement.
Non-Responding Plaintiff: An Eligible Claimant on the Final ID Order Report who fails to submit an Election Form or other materials required by the Registration Process within the time prescribed for these submissions under Section 3.3 of the Agreement.
Notice of Allocated Award: The initial notice from the Claims Administrator of each Participating Claimant’s Allocated Award.
Notice of Deficient Claim Package: A notice provided by the Claims Administrator that an Eligible Claimant’s Claim Package is not a Complete Claim Package.
Notice of Final Allocated Award: A notice from the Claims Administrator of a Participating Claimant’s Allocated Award after appeal.
Notice of Incomplete ENF Application: A notice provided by the ENF Administrator that a Participating Claimant’s ENF Application has deficiencies.
Notice of Rejected Claim Package: The notice provided to a Participating Claimant who fails to submit a Complete Claim Package by the final deadline set forth in Section 4.3.
Number of Participating Claimants: The calculation, as set forth in Exhibit 13, to determine the number of Eligible Claimants that accepted the Settlement and became Participating Claimants (i.e., did not opt out, dismiss, fail to respond, or otherwise get excluded from the calculation pursuant to Exhibit 13).
Overall Participation Rate: The percentage of Eligible Claimants whose Claims are resolved through the Settlement, as calculated by the Claims Administrator, consistent with the timing set forth in Article 5 and the formula provided in Exhibit 13.
Participating Claimant: An Eligible Claimant who has submitted an Election Form choosing to participate in the Settlement and a signed Release and Stipulated Dismissal With Prejudice.
Participation Rate: A measure of participation, as calculated in Article 5 and Exhibit 13, relevant to Termination Rights and to the Second and Third Participation Thresholds.
Participation Thresholds: The calculated levels of participation set forth in Section 11.3 and Confidential Exhibit 12, including the Overall Participation Rate and Specific Participation Rate, that will be used to determine whether 3M has a Termination Right and whether additional payments are owed by 3M (if the Second and Third Participation Thresholds are met).
PEC: The Plaintiffs’ Executive Committee appointed by the MDL Court.

PFAS: Solely for purposes of this Settlement, any per- or poly-fluoroalkyl substance that contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen, chlorine, bromine, or iodine atom attached to it). It is the intention of the Parties and this Settlement that the definition of PFAS be construed as broadly, expansively, and inclusively as possible, including PFAS, or a product, whether manufactured, marketed, distributed, or sold by 3M or others, that contains PFAS allegedly traceable to or otherwise related to 3M or Released Parties.
PFAS Claim: Any Claim related to, arising from, caused by, or in any way connected to PFAS.
PFAS PI Claim: A personal-injury Claim asserting, in any manner, that such injury was caused in whole or in part by exposure to PFAS, whether or not such Claim has been filed in any court.
PI Counsel: Any counsel that has any Interest in any PFAS PI Claim or in any Eligible Claimant.
Plaintiff Fact Sheet (or PFS or Personal Injury PFS): The information plaintiffs are required to provide under the MDL Court’s governing Orders, including under the ID Order, CMOs 5, 31, or 35, and all amendments thereto. For the avoidance of doubt, references to “PFS” shall include the Plaintiff Profile Form required by CMO 31 or CMO 35.
Portal: The web portal created to exchange information between the Parties and certain administrators in connection with the MDL, available at https://afffmdlportal.com/.
Primary Counsel: PI Counsel shall be deemed to be Primary Counsel for any Eligible Claimant (together with any Derivative Claimant) if they are counsel of record for such Eligible Claimant’s case or if they have an engagement or retainer agreement with such Eligible Claimant, as of the ID Order Response Date, regardless of the status of the case and regardless of whether the case is currently, or ever was, filed in any court and irrespective of whether the case has ever been dismissed without prejudice. For the avoidance of doubt, the Parties’ intent is that there will be one Primary Counsel for each Eligible Claimant (together with any Derivative Claimant), and such Primary Counsel shall be responsible for completing the ID Order Response for such Eligible Claimant. For the further avoidance of doubt, PI Counsel is not the Primary Counsel for any Eligible Claimant with whom they have disengaged from representation.
Qualified Settlement Fund (or QSF): The fund established pursuant to this Settlement Agreement set up in accordance with Section 468B(d)(2) of the Internal Revenue Code of 1986, as amended, and 26 CFR § 1.468B-1 et seq. of the Treasury Regulations.
QSF Administrator: The company retained and appointed by the MDL Court to administer the QSF, and who shall act as the fiduciary of the Settlement Funds in accordance with the Settlement Agreement and Court orders, with specific powers to include retention of the trust estate, investments and preservation of principal, disbursements, payments of administrative expenses and costs, retention of investment advisors and other agents, consultation with counsel, execution of documents, litigation, and compliance with applicable law.

Registration Package: The complete materials that an Eligible Claimant must submit based on their election pursuant to Article 3 of this Agreement.
Registration Process: The process by which Eligible Claimants decide whether to participate in the Settlement and submit an Election Form, and/or signed Stipulated Dismissal With Prejudice, and/or signed Release, as required based on their election pursuant to Article 3 of this Agreement.
Rejected Claim Package: A Claim Package rejected for incompleteness or untimeliness.
Release: The release, including indemnification and agreement to hold harmless, specified in Exhibit 8, that must be executed by each Participating Claimant and, where required as set forth in Section 3.2.2, each Derivative Claimant and/or Individual Beneficiary Releasor.
Released Claims: Any Claim(s) that any Releasing Party ever had, may now have, or at any time hereafter may have against any Released Party that results from, relates to, or involves PFAS, including but not limited to any claim(s): (i) that the Releasing Party believes impacted the Releasing Party’s health, wellness, physical body, or consortium in any way; (ii) that the Releasing Party believes has caused him or her property or business damage; (iii) that could have been asserted in this litigation that arises or may arise at any time in the future out of, relates to, or involves PFAS; (iv) that have arisen or may arise at any time in the future out of, relates to, or involves the development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); (v) that have arisen or may arise at any time in the future out of, relates to, or involves any Releasing Party’s transport, disposal, or arrangement for disposal of PFAS-containing waste or PFAS containing wastewater, or any Releasing Party’s use of PFAS-containing water for irrigation or manufacturing; (vi) that have arisen or may arise at any time in the future that results from, relates to, or involves representations about PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); (vii) for Liabilities that any Released Party may have ever had, may now have, or at any time hereafter may have to any Releasing Party to any extent, or in any way, relating to, arising from, caused by, or in any way connected to PFAS; (viii) for punitive or exemplary damages that have arisen or may arise at any time in the future that results from, relates to, or involves PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); and (ix) any Derivative Claim that could have been brought related to the PFAS PI Claim. It is the intention of the Parties and this Settlement Agreement that the definition of “Released Claims” be construed as broadly, expansively, and inclusively as possible. “Released Claims” does not include any Claim that a Releasing Party demonstrates by clear and convincing evidence arises solely from conduct by one or more Released Parties that occurs entirely after the Settlement Date. “Released Claims” does not include any claim by an Eligible Claimant that is wholly unrelated to PFAS.
Released Parties: (i) 3M and (ii) 3M’s past, present, or future affiliates, assigns, predecessors, successors, related companies, subsidiary companies, directors, officers, employees, shareholders, advisors, advertisers, attorneys, insurers, and agents; (iii) all past, present, or future persons and entities that are indemnified by 3M in connection with any PFAS Claim by contract or common law rights of indemnification or contribution; and (iv) the respective past, present, or future parents, subsidiaries, divisions, affiliates, joint venturers, predecessors, successors, assigns, transferees, insurers, shareholders (or the equivalent thereto), directors (or the equivalent thereto), officers (or the equivalent thereto), managers, principals, employees, consultants, advisors, attorneys, agents, servants, representatives, heirs, trustees, executors, estate administrators, and personal representatives (or the equivalent thereto) of the parties referred to in this paragraph. “Released Parties” does not include, for purposes of (ii) of this paragraph, an affiliate that became an affiliate after the Effective Date, as to any Claim that a Releasor demonstrates by clear and convincing evidence arises solely from conduct prior to the Effective Date by that affiliate. Notwithstanding the foregoing, “Released Parties” does not include the entities listed on Exhibit 9. It is the intention of the Parties and this Settlement Agreement that the definition of “Released Parties” be construed as broadly, expansively, and inclusively as possible.
Releasing Parties: Any and all Participating Claimants, Derivative Claimants and Individual Beneficiary Releasors required to sign the Release pursuant to Section 3.2.2, and any and all persons or entities authorized to execute the Release on their behalf or substituted for them pursuant to Fed. R. Civ. P. 25. It is the intention of the Parties and this Settlement that the definition of “Releasing Parties” be construed as broadly, expansively, and inclusively as possible.
Reserve Fund: An additional payment(s) to be made by 3M, if certain conditions are met, calculated as set forth in the Settlement Agreement and Confidential Exhibit 12.
Settlement Administrator: The independent neutral third-party person selected and Court-appointed pursuant to Section 12.3 of this Settlement Agreement who is responsible for general oversight of the administration of the Settlement.
Settlement (or Settlement Agreement or Agreement): This Master Settlement Agreement, dated November 3, 2026, entered into by and between 3M and the NPC on behalf of Eligible Claimants and Derivative Claimants, and all exhibits attached hereto.
Settlement Date: The date on which this Settlement Agreement is signed, November 3, 2026.
Settlement Distribution: The payment of Settlement Funds to Participating Claimants.
Settlement Funds: The payments due by 3M to the QSF under this Settlement Agreement.
Settlement Program (or Program): The process of receiving consideration (including from the Main Settlement Payment and other potential payments under the Settlement) in exchange for providing a Release, a Stipulated Dismissal With Prejudice, and a Complete Claim Package pursuant to this Settlement Agreement.
Settlement Special Master: The neutral, selected by the Parties, who shall resolve disputes between the Parties, as described in Section 12.8.
Specific Participation Rate: The Participation Rate calculated based on a subset of the pool of Eligible Claimants, as set forth in Section 5.1.3 and Exhibit 13.

Stipulated Dismissal With Prejudice: A dismissal with prejudice, in the form of Exhibit 10, to be signed by PI Counsel or a Pro Se Eligible Claimant for each Participating Claimant and Dismissal-Only Plaintiff.
Termination Rights: The criteria which, if not satisfied, permit 3M or the NPC to terminate the Settlement Agreement and have no further obligations under the Settlement Agreement, except those obligations in Sections 6.5, 7.5, 11.1.2, 18.8, 18.9, 18.15, 18.16, 18.17, and 18.19.
ARTICLE 2
IDENTIFICATION OF CLAIMANTS
The purpose of the identification requirements set forth in this Article is to identify and create an initial list of the Eligible Claimants (together with any Derivative Claimants).
Section 2.1    Identification Order
The NPC and 3M agree that the MDL Court should enter an ID Order and anticipate such ID Order will be issued on or about the Settlement Date.
Section 2.2    Identification Process. The ID Order will require submission of an ID Order Response and Declaration in accordance with the requirements set forth in the ID Order within ten (10) days of the Settlement Date.
Section 2.2.1    Each PI Counsel must submit an ID Order Response and Declaration that identifies all Eligible Claimants (together with any Derivative Claimant) whom they represent or claim to represent as Primary Counsel who have PFAS PI Claims asserting one or more of the Eligible Injuries. Any person with a PFAS PI Claim alleging Eligible Injury/ies that was dismissed with prejudice from any court prior to the Settlement Date is not an Eligible Claimant, and no action or response on their behalf is required. Additionally, for all Eligible Claimants who have dismissed their claims without prejudice (“DWOP Plaintiffs”) but from whom Primary Counsel has not disengaged from representing, the Primary Counsel Declaration also requires Primary Counsel to certify that they have taken certain additional steps to verify the elements of that DWOP Plaintiff’s claim.
Section 2.2.1.1    Such ID Order Response shall include all the information required by Section 2.3.1 and shall be submitted in the Portal according to directions provided by the Claims Administrator. Pro Se Eligible Claimants may submit their ID Order Response through the Portal or by email to the Claims Administrator, the NPC, and 3M. The Parties, in coordination with the Claims Administrator who oversees the Portal, will work together to ensure that any Pro Se Eligible Claimant not already registered in the Portal becomes registered, and is empowered to proceed to the Registration Process and Claim Package submission through the Portal.
Section 2.2.1.2    Primary Counsel shall execute an additional declaration that identifies any DWOP Plaintiffs whom such Primary Counsel no longer represents (the “Disengaged Counsel Declaration”). Such declaration shall certify that Primary Counsel no longer represents those plaintiffs and has disengaged from those plaintiffs, including by sending those plaintiffs a communication terminating representation.

Section 2.2.1.3    For the avoidance of doubt and consistent with the definition, an Eligible Claimant includes an individual with any PFAS PI Claim asserting an Eligible Injury regardless of whether the PFAS PI Claim has been filed or served in the MDL Court or any other court, or has been tolled.
Section 2.2.1.4    PI Counsel are required to identify each and every Eligible Claimant (together with any Derivative Claimant) for which they are Primary Counsel regardless of whether such Eligible Claimant intends to participate in the Settlement and regardless of whether such Eligible Claimant has a filed case. For the avoidance of doubt, PI Counsel should list all persons who claim an Eligible Injury that they represent unless they have confirmed the person will be listed by a separate Primary Counsel. Derivative Claimants associated with an Eligible Claimant whose name is on an ID Order Response should not be listed separately; information about their Derivative Claim should be listed with the Eligible Claimant with whom they are associated. Derivative Claimants whose Derivative Claim is not associated with an Eligible Claimant whose name is on the ID Order must be listed separately, including all applicable information.
Section 2.2.1.5    In so identifying Eligible Claimants (together with any Derivative Claimant), each PI Counsel and any Pro Se Eligible Claimants shall certify in their ID Order Declaration that they have identified all Eligible Claimants (together with any Derivative Claimant) for whom they are Primary Counsel and that each identified Eligible Claimant (together with any Derivative Claimant), whether represented or pro se, is in compliance with the obligations imposed by the ID Order.
Section 2.2.2    Pro Se Eligible Claimants shall provide the information required by the ID Order within ten (10) days of the issuance of the ID Order.
Section 2.2.3    3M shall provide an ID Order Response that includes Eligible Claimants (together with any Derivative Claimant) of which 3M is aware with cases filed outside of the MDL.
Section 2.3    Form of ID Order Response
Section 2.3.1    ID Order Responses shall be submitted in the format required by and using the procedures created by the Claims Administrator. The information will be prompted for through the Portal and any information requested by the Claims Administrator shall be provided in the format as requested by the Claims Administrator. For each Eligible Claimant submitting an ID Order Response, it shall include, at minimum:
    Last name;
    First name;
    Date of birth (formatted as MM/DD/YYYY);
    Email address;
    Phone number;

    Full Social Security Number, if any (formatted as XXX-XX-XXXX);
    AFFF MDL Plaintiff Fact Sheet Portal ID, if any;
    The name of Primary Counsel representing the person submitting the ID Order Response;
    The alleged Eligible Injury/ies on which the PFAS PI Claim is based;
    A date of diagnosis for each Eligible Injury on which the PFAS PI Claim is based;
    Whether they are a Drinking Water Exposure Claimant (Yes, No);
    Whether they are a Direct Exposure Claimant (Yes, No);
    For those alleging Direct Exposure, the number of Exposure Event Years they allege;
    For cases filed in the MDL, the case docket no. (formatted as X:XX-cv-XXXXX-RMG);
    For cases filed outside the MDL, the court where the case is pending;
    For cases filed outside the MDL, the docket number;
    For any cases which have never been filed in any court, the date the Retainer Agreement/Fee Agreement was executed by the Eligible Claimant or Derivative Claimant and the law firm(s);
    The status of the claim: Filed, Unfiled, or DWOP;
    Last name(s) of all associated Derivative Claimant(s), if any;
    First name(s) of all associated Derivative Claimant(s), if any;
    Portal ID(s), if any, of all associated Derivative Claimant(s), if any;
    Date(s) of birth of all associated Derivative Claimant(s), if any (formatted as MM/DD/YYYY);
    If any associated Derivative Claimant(s) has filed an action separate from the Eligible Claimant, the case number and jurisdiction of such case;
    Whether the person submitting the ID Order Response is a Derivative Claimant;
    For Derivative Claimants, the name and Portal ID of the Eligible Claimant on which the Derivative Claimant’s PFAS PI Claim is based.

Section 2.3.2    The information to be provided in the ID Order Responses shall be based on a good-faith belief of all facts then known to the Primary Counsel or Pro Se Eligible Claimant, including information provided by the Eligible Claimant (together with any Derivative Claimant) and, where applicable, information submitted in response to CMO 5 or any amendments thereto or CMO 35. The information to be provided by 3M shall be based on the initial pleadings, discovery responses, or other such available information submitted by plaintiffs in such cases.
Section 2.3.3    Eligible Claimants listed on a Primary Counsel Declaration, as defined in the ID Order, whose PFAS PI Claims asserting Eligible Injury/ies are not filed as of the date of the ID Order Response must file a complaint in the MDL Court within ten (10) days after the ID Order Response Date in a manner consistent with the requirements of the ID Order.
Section 2.3.4    For any Eligible Claimant on an ID Order Response who has not submitted a Personal Injury PFS, such plaintiff shall submit a completed Personal Injury PFS within fourteen (14) days from the ID Order Response Date.
Section 2.3.5    The goal of the ID Order process is to provide a list of Eligible Claimants (together with any Derivative Claimants) who have filed cases or who are currently represented by any PI Counsel. Primary Counsel must ensure that all Eligible Claimants (together with any Derivative Claimants) with a filed case are on an ID Order Response. Other Eligible Claimants with unfiled cases represented by PI Counsel must also be on an ID Order Response, so long as they satisfy the requirements set forth by the ID Order. Failure to comply with these obligations, following the opportunities to cure set forth below, shall result in a joint motion by the Parties seeking a remedy from the MDL Court.
Section 2.3.6    Primary Counsel and Pro Se Eligible Claimants have an ongoing duty until such time as the Final ID Order Report is issued to update the ID Order Response or Declaration, if and when, for example, they become aware that information provided therein is incorrect or outdated.
Section 2.3.7    Inclusion of a person on an ID Order Response, Declaration, or the Final ID Order Report does not determine whether an Eligible Claimant is entitled to or confer a guarantee of an Allocated Award. Entitlement to receive an Allocated Award under the Agreement shall occur only after the submission of a completed Claim Package and after such Claim Package has been reviewed by the Claims Administrator.
Section 2.3.8    Each ID Order Response shall certify that the Primary Counsel has identified all Eligible Claimants (together with any Derivative Claimants) that such Primary Counsel represents. Failure to comply with the ID Order may subject PI Counsel to potential sanctions by the MDL Court. The Claims Administrator shall develop procedures for satisfying this requirement.
Section 2.4    The ID Order Response Date
The ID Order Response Date is the date by which ID Order Responses must be submitted. The ID Order Response Date may be extended by agreement of the Parties.

Section 2.5    The Initial Identification Order Report
Within fifteen (15) days of the ID Order Response Date, the Claims Administrator shall compile and provide to the NPC and 3M a combined list of all the ID Order Responses, which list shall constitute the Initial ID Order Report. It is the intent of the NPC and 3M that this Report accurately capture Eligible Claimants (together with any Derivative Claimants) represented by any PI Counsel as of the Settlement Date and that Primary Counsel shall have the opportunity to correct good-faith errors in their submissions within a reasonable time frame. The NPC and 3M will work together to notify the Claims Administrator and the Parties of any Eligible Claimants (together with any Derivative Claimants) not included in the Initial ID Order Report of which any Party has notice.
Section 2.6    Amendments to the Initial Identification Order Report and De-duplication
Section 2.6.1    The NPC and 3M shall have the opportunity to review the entire Initial ID Order Report. PI Counsel shall have the right to review portions of the Initial ID Order Report for Eligible Claimants (together with any Derivative Claimants) they represent and shall have seven (7) days to correct or supplement the list for accuracy. Under no circumstances may a PI Counsel amend their ID Order Response to include any plaintiff who retained the PI Counsel after the ID Order Response Date.
Section 2.6.2    The Claims Administrator shall review the Initial ID Order Report to identify duplicate or dual-representation Eligible Claimants listed therein. The Claims Administrator will assist the Settlement Special Master to effectuate the resolution of issues concerning Eligible Claimants who are represented by multiple counsel. Relevant counsel shall be encouraged to schedule conference calls or Zoom/Teams meetings amongst themselves, and the Settlement Special Master shall endeavor to facilitate resolution of the dually represented plaintiffs, including by utilizing the Dual Representative Special Master appointed under CMO 38. Should a resolution not be obtainable, the Settlement Special Master shall issue a report to all impacted counsel, as well as to the NPC and 3M, who shall file a copy of the same with the MDL Court. The MDL Court may issue an Order to Show Cause directing action by any party or counsel.
Section 2.6.3    Twenty-one (21) days after the issuance of the Initial ID Order Report, the Claims Administrator, in coordination with the Settlement Special Master, shall complete the de-duplication process and, where possible, resolve dual representation issues with the Dual Representative Special Master appointed under CMO 38 and submit to the Parties a revised report resolving duplicate or dual-representation Eligible Claimants where possible (the “De-Duplicated ID Order Report”). If requested by the Claims Administrator, the Parties will jointly grant an extension of the deadline for the De-Duplicated ID Order Report.
Section 2.6.4    The NPC or 3M may challenge the contents of the De-Duplicated ID Order Report, including that such report includes claimants who are not Eligible Claimants, fails to include Eligible Claimants (together with any Derivative Claimant), or both. A challenge pursuant to this Section shall be made in writing to the Settlement Special Master and served on the Parties within fifteen (15) days of the issuance of the De-Duplicated ID Order Report. Any Party that opposes the challenge may submit a written response within ten (10) days of such challenge.

Section 2.6.5    The Settlement Special Master shall review any such challenge and issue a determination, which may include amending the De-Duplicated ID Order Report, within ten (10) days of such response. Upon resolution of any challenges, the Claims Administrator shall issue the Final ID Order Report.
Section 2.6.6    The determination by the Settlement Special Master shall be final, binding, and not subject to any right to further review by any Party or court. In the event that such a challenge is lodged, the Estimated Allocation Issuance Date in Section 3.1.2 shall be extended by the number of days required to lodge and resolve the challenge.
Section 2.6.7    For the avoidance of doubt, the failure to object to the inclusion of any individual on the Final ID Order Report does not waive the Parties’ right to object to such individual’s eligibility for inclusion in the Settlement Program or otherwise. The Parties reserve all rights and do not forfeit any rights under this Settlement Agreement or otherwise based on the decision to challenge or not challenge the inclusion or exclusion of any individual on the Final ID Order Report. Moreover, the presence of an individual on the Final ID Order Report does not guarantee any individual an Allocated Award; all individuals must demonstrate entitlement to an Allocated Award through the process set forth below.
ARTICLE 3
REGISTRATION PROCESS
Section 3.1    Registration Process. The process by which Eligible Claimants decide whether to participate in the Settlement Program is the Registration Process. Registering means submitting an Election Form indicating a decision as to participation in the Settlement and any documents required to effectuate that decision.
Section 3.1.1    Within twenty-eight (28) days from the issuance of the Final ID Order Report, the Claims Administrator shall provide each Eligible Claimant with access to the Claims Portal (including the Registration Package and Claim Package, discussed in Section 3.2 and Article 4 below) and with the Estimated Allocation Tables, as described in Section 4.7. They will also be notified that Registration requires all Eligible Claimants who elect to participate in the Settlement to stay their case against 3M and that Non-Responding Plaintiffs under the jurisdiction of the MDL Court shall be subject to the process set forth in Section 3.3.3 concerning dismissals with prejudice of Non-Responding Plaintiffs.
Section 3.1.2    The date by which the Claims Administrator shall provide such information to Eligible Claimants shall be the Estimated Allocation Issuance Date and shall be published on the Claims Portal. Such date may be extended following a request of the Claims Administrator and agreement of the Parties, or by agreement of the Parties.
Section 3.2    The Registration Package. The Registration Package requires submission of an Election Form. Whether the Eligible Claimant must submit a signed Release or Stipulated Dismissal With Prejudice in order for their Registration Package to be considered complete will depend on the selection indicated on the Election Form, as described below.

Section 3.2.1    The Election Form. The Election Form shall require all Eligible Claimants to make an affirmative choice either to (1) elect to participate in the Settlement, (2) decline to participate in the Settlement and cease litigating, or (3) decline to participate in the Settlement and continue litigating.
Section 3.2.1.1    Participating Claimants. Participating Claimants are Eligible Claimants who submit an Election Form indicating their decision to participate in the Settlement, who execute and submit a Release, and whose PI Counsel executes and submits a Stipulated Dismissal With Prejudice on their behalf (or in the case of Pro Se Eligible Claimants, who execute and submit a Stipulated Dismissal With Prejudice themselves). Such Claimants will not be permitted to submit a completed Election Form indicating a decision to participate in the Settlement without signatures on the Release and the Stipulated Dismissal With Prejudice. Only Participating Claimants may proceed to submit a Claim Package.
Section 3.2.1.2    Dismissal-Only Plaintiffs. Dismissal-Only Plaintiffs are Eligible Claimants who submit an Election Form indicating their decision to decline to participate in the Settlement and decide to cease litigating and whose PI Counsel executes and submits a Stipulated Dismissal With Prejudice (or in the case of Pro Se Eligible Claimants, who execute and submit a Stipulated Dismissal With Prejudice themselves). Such Claimants will not be permitted to submit a completed Election Form indicating a decision to cease litigating without also submitting a Stipulated Dismissal With Prejudice. Dismissal-Only Plaintiffs shall have no right to participate in the Settlement and shall be deemed to have consented to dismissal of their claims with prejudice. The Claims Administrator shall provide their Stipulated Dismissal With Prejudice to 3M within seven (7) days of the Initial Registration Date.
Section 3.2.1.3    Non-Participating Plaintiffs. Non-Participating Plaintiffs are Eligible Claimants who submit an Election Form indicating their decision to decline to participate in the Settlement and to continue litigating. Such Non-Participating Plaintiffs will be deemed to have completed Registration upon submission of an Election Form indicating their decision and no further documentation will be required to effectuate such decision. Non-Participating Plaintiffs shall be excluded from the Settlement, may continue to litigate, and shall be required to comply with all MDL Court orders.
Section 3.2.1.4    Non-Responding Plaintiffs. Non-Responding Plaintiffs are Eligible Claimants who fail to submit an Election Form or other materials required by the Registration Process. Procedures for addressing Non-Responding Plaintiffs, including relevant notices and the process for dismissal of cases brought by such Plaintiffs, are set forth in Section 3.3.1 et seq.
Section 3.2.2    Release. All Participating Claimants shall submit a signed full and complete Release, in the form set forth in Exhibit 8, to, without limitation, release, indemnify, and hold harmless each Released Party. Derivative Claimants shall execute the Release, and their Primary Counsel shall sign and submit a Stipulated Dismissal With Prejudice on their behalf. In addition, Participating Claimants residing in the states listed supra n.1 shall be required to have the Individual Beneficiary Releasor execute a Release. An Eligible Claimant shall not be considered a Participating Claimant and shall not have completed the Registration Process unless the Release (and, where necessary, Stipulated Dismissal With Prejudice) from a Derivative Claimant or Individual Beneficiary

Releasor associated with such Eligible Claimant is signed and submitted, or the Derivative Claim is otherwise extinguished, where such is required. All executed Releases shall be held in escrow in the Portal and released to 3M, subject to Sections 6.4 and 7.4.
Section 3.2.2.1    Notwithstanding any provision to the contrary, where an Eligible Claimant has properly elected to participate, and returned a completed Release and Stipulated Dismissal With Prejudice, but where a related Derivative Claimant’s Release or an Individual Beneficiary Releasor’s Release is required and has not been returned, said Eligible Claimant may proceed to complete and submit the Claim Package. Said Eligible Claimant may proceed through allocation as if they were a Participating Claimant, but shall not be a Participating Claimant or paid any Allocated Award unless and until the Derivative Claimant or Individual Beneficiary Releasor returns the Release or their Derivative Claim is otherwise extinguished. The NPC and 3M shall confer and coordinate to determine a process to address the failure, if any, on the part of any Individual Beneficiary Releasor to execute the Release as required.
Section 3.2.2.2    In the event that the allocation to a deceased Participating Claimant is $75,000 or more, the Release shall not be effective until executed by a representative for the deceased Participating Claimant appointed in accordance with applicable state law and no payment shall be made under the Settlement until such Release is effective.
Section 3.2.2.3    For any deceased Participating Claimant who will receive less than $75,000, the Release shall be effective if signed by all beneficiaries identified in a family settlement agreement, or if the applicable state laws for small estate administration are satisfied.
Section 3.2.2.4    In the event that a motion for substitution of parties under Federal Rule of Civil Procedure 25 is timely made and granted by the MDL Court, such new party shall be entitled to register and participate in the Settlement as if the deceased Participating Claimant were still alive.
Section 3.2.3    Stipulated Dismissal With Prejudice. All Participating Claimants and all Dismissal-Only Plaintiffs shall submit a Stipulated Dismissal With Prejudice, signed by their Primary Counsel or the Participating or Dismissal-Only Plaintiff, if proceeding pro se, in the form set forth in Exhibit 10. For Participating Claimants, such Stipulated Dismissal With Prejudice shall be held in escrow in the Portal and released to 3M, subject to Sections 6.4 and 7.4.
Section 3.2.4    The Election Form and documents required to effectuate the selection therein, once executed and submitted, are binding and irrevocable on the Eligible Claimant, subject only to the NPC’s and 3M’s exercise of Termination Rights or consent of both the NPC and 3M, regardless of whether an Eligible Claimant completes the Claim Package or is determined to be eligible for an Allocated Award. No Eligible Claimant may, under any circumstances, withdraw an Election Form choosing to participate, or request the return of a Release or a Stipulated Dismissal With Prejudice, or otherwise withdraw from the Settlement, absent consent of both 3M and the NPC in their sole discretion.
Section 3.2.5    Participating Claimants waive any right they may have to receive any punitive damages from Released Parties arising out of or related to any Released Claims against any Released Party and each Participating Claimant understands and agrees that no Settlement Distribution paid hereunder is, or shall be deemed to be, attributable to punitive damages.
Section 3.2.6    For the avoidance of doubt, only Eligible Claimants may become Participating Claimants, but inclusion on the Final ID Order Report does not guarantee eligibility for an Allocated Award. Conversely, Eligible Claimants not included on the Final ID Order Report may become Participating Claimants only by consent of the NPC and 3M.
Section 3.2.7    By submitting a Registration Package on behalf of an Eligible Claimant, all PI Counsel with an Interest in such Eligible Claimant agree to be bound by all of the terms and conditions of this Settlement Agreement, including the jurisdiction of the MDL Court.
Section 3.2.8    3M and the NPC shall have the right to review Registration Packages and documentation submitted to the Claims Administrator to ensure the integrity of the process beyond the audit procedures that the Claims Administrator shall institute. 3M’s objection right to the Registration Process is limited to identifying deficiencies in signed Releases and Stipulated Dismissals With Prejudice. The Claims Administrator will review the alleged deficiencies and if there is a dispute between the Parties, the Settlement Special Master shall resolve any dispute, consistent with the terms of the Settlement Agreement.
Section 3.2.8.1    In the event of errors, such as missing signatures, the Parties shall work together to cure such errors to ensure that each Eligible Claimant submitting an Election Form has fully complied with the requirements of the Settlement. For the avoidance of doubt, DocuSign is permitted on any Registration Package documents that require signature. Similarly, any Eligible Claimant who chooses to sign a paper copy shall be allowed to do so.
Section 3.2.8.2    The failure of 3M or the NPC to identify a deficient Registration Package does not alter the requirement that an Eligible Claimant comply with all aspects of the Settlement nor does it waive any obligations in the Settlement, including requirements regarding the timelines for action under this Settlement Agreement.
Section 3.3    Deadlines. The deadline to submit a completed Registration Package is ninety-eight (98) days after the Estimated Allocation Issuance Date, subject to extensions set forth below or consent of the NPC and 3M. Any Eligible Claimant on the Final ID Order Report who fails to submit a completed Registration Package within ninety-eight (98) days of the Estimated Allocation Issuance Date shall be notified by the Claims Administrator and shall be permitted an additional twenty-eight (28) days to submit the Registration Package. The date one hundred twenty-six (126) days after the Estimated Allocation Issuance Date shall be the Initial Registration Date. The Initial Registration Date may be extended by agreement of the Parties.
Section 3.3.1    The Claims Administrator shall provide a notice to Primary Counsel for Eligible Claimants listed on the Final ID Order Report who have not submitted a Registration Package (or in the case of Pro Se Eligible Claimants, to the Eligible Claimants themselves). The notice shall be sent seven (7) days prior to the Initial Registration Date and shall inform all such Non-Responding Plaintiffs and their Primary Counsel of the deadline to submit a Registration Package and the consequences, including dismissal with prejudice, for failing to do so. The Claims Administrator may provide such notice to the Eligible Claimant in addition to their Primary Counsel. By agreement of the Parties, the dates on which this notice is provided may be revised; the Parties may also agree to provide more than one such notice.
Section 3.3.2    Any Eligible Claimant on the Final ID Order Report who fails to complete a Registration Package within one hundred twenty-six (126) days from the Estimated Allocation Issuance Date shall be treated as a Non-Responding Plaintiff and may, only with permission from the NPC and 3M, be allowed to return a Registration Package opting to participate in the Settlement.
Section 3.3.3    Within seven (7) days after the Initial Registration Date, the Claims Administrator shall provide a list of Non-Responding Plaintiffs to the Parties, as well as providing a list to each Primary Counsel of the Non-Responding Plaintiffs. The Claims Administrator shall also provide such list to the MDL Court to permit the Court to issue an Order to Show Cause why PFAS PI Claims filed by such Non-Responding Plaintiffs should not be dismissed with prejudice. Non-Responding Plaintiffs who have not filed PFAS PI Claims asserting an Eligible Injury before the MDL Court shall be subject to dismissal with prejudice if they ever do file PFAS PI Claims before the MDL Court. Within fourteen (14) days of transmission of the list of Non-Responding Plaintiffs to the Parties, the NPC and 3M shall jointly move for such an Order to Show Cause from the MDL Court.
Section 3.3.4    Within seven (7) days of the Initial Registration Date, the Claims Administrator shall provide a report to the NPC and 3M on Non-Participating Plaintiffs, including the number of such Plaintiffs, the identities of such Plaintiffs, their Eligible Injuries, the exposure alleged by such Plaintiffs, and their Primary Counsel. Such report shall be updated each month by the Claims Administrator, unless requested more frequently by the Parties.
Section 3.4    Participating Claimants, Dismissal-Only Plaintiffs, Non-Participating Plaintiffs, and Non-Responding Plaintiffs. At the end of the Registration Process, all Eligible Claimants on the Final ID Order Report shall fall into one of the following four categories: Participating Claimants, Dismissal-Only Plaintiffs, Non-Participating Plaintiffs, and Non-Responding Plaintiffs.
Section 3.4.1    Dismissal-Only Plaintiffs may revoke that decision and become a Participating Claimant (by submitting a revised Election Form and an executed Release and Stipulated Dismissal With Prejudice) at any point prior to the Initial Registration Date and, with the agreement of the NPC and 3M, at a later date.
Section 3.4.2    A Non-Participating Plaintiff may revoke that decision and become a Participating Claimant (by submitting a revised Election Form and an executed Release and Stipulated Dismissal With Prejudice) at any point prior to the Initial Registration Date and, with the agreement of the NPC and 3M, at a later date.
Section 3.5    By virtue of these processes, all Participating Claimants, Dismissal-Only Plaintiffs, and Non-Responding Plaintiffs shall have their claims resolved either through settlement or through dismissal with prejudice.

Section 3.6    Eligible Claimants not on the Final ID Order Report may participate in the Settlement only if the NPC and 3M both consent.
ARTICLE 4
THE CLAIM PACKAGE
Section 4.1    The Claim Package. To be eligible to proceed to evaluation of eligibility for any award from this Settlement, Participating Claimants must timely submit a Complete Claim Package as described herein. Only Participating Claimants may complete a Claim Package. The Claim Package consists of the following documents:
Section 4.1.1    Claim Form. The Claim Form is attached as Exhibit 2. It requires provision of basic information, such as name, address, etc., as well as information about the type and extent of exposure to PFAS (information related to Drinking Water Exposure, addresses where such exposure occurred, information related to Direct Exposure, including Exposure Event Years, the diagnosis of Eligible Injury/ies, and date(s) of diagnosis). The Claim Form shall additionally allow for application to the Enhancement Award Fund for evaluation of eligibility for an Enhancement Award.
Section 4.1.2    Proof Documents. Participating Claimants shall have their Claim Form evaluated pursuant to the Allocation Procedures, which are attached as Exhibit 1. It is agreed and acknowledged by the Parties that the NPC created the Allocation Procedures, and 3M neither created the Allocation Procedures nor endorses them. A Claim Form which is not supported with sufficient records may result in deficiencies as discussed below in Sections 4.2 and 4.3. To the extent that any documents have been previously provided (for example, in conjunction with CMO 5 and any amendments thereto, CMO 35 or CMO 37), the Participating Claimant may use such information as part of their submission with the Claim Package, but must ensure that all required documents are provided in accordance with the Allocation Procedures, even if such documents are beyond what was required under CMOs 5, 35, and 37.
Section 4.1.3    For purposes of completing a Claim Form, a beneficiary, recognized under state law, of a deceased Participating Claimant may initially execute the Claim Form.
Section 4.1.4    Decedent Claim Attestation. This form shall be required for Participating Claimants whose PFAS PI Claims involve a decedent. The person completing the Decedent Claim Attestation shall identify themselves or any other legal representatives, provide documentation including a death certificate, and answer questions including about the decedent, the state of their estate, and any known heirs. The Decedent Claim Attestation is attached hereto as Exhibit 4.
Section 4.1.5    Lien Questionnaire. This form requires Participating Claimants to certify whether they have been Medicare or Medicaid recipients, and provide certain information, if so, as well as to identify any potential private healthcare lienholders and relevant health care provider information. The Lien Questionnaire is attached hereto as Exhibit 5.
Section 4.1.6    Bankruptcy Attestation. This form requires Participating Claimants to certify whether they have filed for bankruptcy during the pendency of their PFAS PI Claim asserting an Eligible Injury herein and provide certain information if so. The Bankruptcy Attestation is attached hereto as Exhibit 6.
Section 4.1.7    Medical and Pharmacy Records Authorization. This form requires Participating Claimants to provide a duly executed HIPAA-compliant form authorizing release of records through the Portal. The Medical Record Release Authorization form is attached hereto as Exhibit 7.
Section 4.2    Claim Package Submission Process. To be eligible to proceed to allocation, Participating Claimants must submit a Complete Claim Package as described herein. Complete Claim Packages must be submitted within one hundred twenty-six (126) days of the Estimated Allocation Issuance Date. This date shall be the Claim Package Submission Deadline.
Section 4.2.1    The Claims Administrator may allow access to the Claims Portal earlier than the Estimated Allocation Issuance Date. If allowed, such access is for the convenience of PI Counsel or Participating Claimants, including to allow them to familiarize themselves with the platform, to coordinate bulk uploads, or to facilitate early preparation of information and documents to be submitted with Claim Packages during the Claim Package submission process.
Section 4.2.2    On a rolling basis, the Claims Administrator shall review Claim Packages submitted by Participating Claimants. The Claims Administrator will notify a Participating Claimant when, following the Claims Administrator’s review, the Participating Claimant’s Claim Package is complete. With respect to submitted Claim Packages that the Claims Administrator deems to be incomplete or deficient, the Claims Administrator shall notify Primary Counsel for the Participating Claimant (or the Participating Claimant, if proceeding pro se) that the Claim Package is deficient by issuing a Notice of Deficient Claim Package. Such Notice shall identify missing information or documentation and whether the Claim Package is deficient as to any required proof. The Claims Administrator, to the extent possible, shall notice all elements for which a Claim Package is deficient.
Section 4.2.2.1    The Claims Administrator shall issue a Notice of Deficient Claim Package under this Section on a rolling basis and need not wait for the Claim Package Submission Deadline.
Section 4.2.2.2    Upon receipt of a Notice of Deficient Claim Package, a Participating Claimant shall have twenty-eight (28) days to cure the item(s) identified therein. The Participating Claimant may seek an extension for their response to the Notice of Deficient Claim Package pursuant to the procedures described in Section 4.3.3.
Section 4.2.3    As soon as reasonably practicable after the Claim Package Submission Deadline, the Claims Administrator shall issue Notices of Deficient Claim Package to all Participating Claimants who have failed to submit a Claim Package. Within forty-two (42) days of the Claim Package Submission Deadline, the Claims Administrator shall also issue a Notice of Deficient Claim Package to all Participating Claimants who have submitted a Claim Package that is deficient in any required proof (and thus is not a Complete Claim Package).

Section 4.3    The Cure Process. In response to a Notice of Deficient Claim Package, a Participating Claimant may submit a revised Claim Package (or a new Claim Package) in an effort to cure the deficiencies identified in the Notice. The Claims Administrator shall review such submissions and notify the Participating Claimant either that the Participating Claimant has submitted a Complete Claim Package or that deficiencies remain in the Claim Package and that the Participating Claimant may continue to attempt to cure until the issuance of a Final Notice of Deficient Claim Package.
Section 4.3.1    Throughout the Cure Process, the Claims Administrator shall endeavor to inform Participating Claimants of the basis for which their attempted cure is deemed to be ineffective. No Participating Claimant, however, is entitled to any formal notice other than the Notice of Deficient Claim Package discussed above.
Section 4.3.2    For the avoidance of doubt, Participating Claimants who fail to submit a Claim Package before the Claim Package Submission Deadline and receive a Notice of Deficient Claim Package thereafter are not entitled to a subsequent Notice of Deficient Claim Package during the Cure Process. They may, however, attempt to cure any deficiencies in their Claim Package as discussed in this Section 4.3.
Section 4.3.3    A Participating Claimant may request one or more extensions of up to twenty-one (21) days to respond to a Notice of Deficient Claim Package. The Claims Administrator shall grant all requests for extensions of twenty-one (21) days or less, subject to the limitation in Section 4.3.3.2 below. Such requests shall be made using a process implemented by the Claims Administrator.
Section 4.3.3.1    A Participating Claimant may request an extension of a reasonable length beyond twenty-one (21) days upon a showing of good cause, subject to the limitation in Section 4.3.3.2 below.
Section 4.3.3.2    Notwithstanding the above, absent agreement of the NPC and 3M, the Claims Administrator may not grant any extension to a Participating Claimant on the Final ID Order Report that extends beyond two hundred and seventeen (217) days from the Estimated Allocation Issuance Date.
Section 4.3.4    The Claims Administrator shall issue a final warning to any Participating Claimant that has not submitted a Claim Package by the deadline specified in their Notice of Deficient Claim Package, including any extensions thereto. Such final warning shall inform the Participating Claimant that s/he must submit a Claim Package within seven (7) days.
Section 4.3.4.1    Such Participating Claimant may request an extension of time, consistent with, and subject to the limitations in, Section 4.3.3 above.
Section 4.3.4.2    Any Participating Claimant who does not submit a Claim Package or request an extension within seven (7) days from the final warning or who, even following extensions, does not submit a Claim Package by two hundred and seventeen (217) days from the Estimated Allocation Issuance Date shall not be allowed to proceed to allocation, absent the agreement of the NPC and 3M. For the avoidance of doubt, such Participating Claimant’s Release and Stipulated

Dismissal With Prejudice shall be valid and released to 3M if no Party exercises its Termination Rights.
Section 4.3.5    Two hundred and forty-five (245) days after the Estimated Allocation Issuance Date, the Claims Administrator shall issue a Final Notice of Deficient Claim Package to all Participating Claimants who have submitted a Claim Package, but failed to cure deficiencies (and thus failed to submit a Complete Claim Package as to all claims).
Section 4.3.5.1    A Participating Claimant who receives a Final Notice of Deficient Claim Package may attempt to cure such deficiencies within fourteen (14) days of receiving the Final Notice.
Section 4.3.5.2    A Participating Claimant who receives a Final Notice of Deficient Claim Package may seek one twenty-one (21) day extension from the Settlement Administrator, which shall be granted by the Settlement Administrator only upon a showing of good cause. No further extensions shall be permitted, absent agreement by the NPC and 3M.
Section 4.4    Review of Claim Packages. After expiration of all deadlines to respond to a Final Notice of Deficient Claim Package, the Claims Administrator shall conduct a final review of Claim Packages.
Section 4.4.1    Any Claim Package that establishes each element required to qualify for an Allocated Award, including proof of those elements where required, shall be a Complete Claim Package. Any Claim Package that is not a Complete Claim Package shall be deemed a Rejected Claim Package and shall not proceed to allocation. For the avoidance of doubt, an executed Release and Stipulated Dismissal With Prejudice from a Participating Claimant with a Rejected Claim Package shall be valid and released to 3M if no Party exercises its Termination Rights.
Section 4.4.2    A Participating Claimant who establishes some but not all claims made in his/her Claim Package may still be considered to have a Complete Claim Package if the proven elements establish all requirements to qualify for an Allocated Award. For example, a Participating Claimant who claims two Drinking Water Exposure site addresses, but is unable to establish proof of PFAS contamination at one address (following opportunities to cure set forth in Section 4.3), will be treated as having a Complete Claim Package only as to the proven Drinking Water Exposure site.
Section 4.4.3    Complete Claim Packages shall proceed to final allocation, as discussed in Section 4.4.5.
Section 4.4.4    The Claims Administrator shall provide to the NPC and 3M information on Complete Claim Packages sufficient to permit the Parties to evaluate the Claims Administrator’s calculation of Participation Thresholds. Both 3M and the NPC may review Complete Claim Packages in order to assist their respective determinations concerning Termination Rights and assess the Claims Administrator’s calculation of the Second and Third Participation Thresholds.

Section 4.4.5    Evaluation of Complete Claim Packages shall be performed by the Claims Administrator. The Claims Administrator shall review each Complete Claim Package to verify and confirm Participating Claimants’ eligibility to participate and to determine their Allocated Award pursuant to the Allocation Procedures, attached at Exhibit 1 hereto.
Section 4.4.5.1    Allocated Awards shall be determined by evaluation of a Participating Claimant’s: (1) diagnosis of an Eligible Injury; and (2) exposure to PFAS via Drinking Water Exposure or Direct Exposure. The Complete Claim Packages will be evaluated for the purpose of calculating a Final Score for each Participating Claimant in accordance with the Allocation Procedures.
Section 4.4.5.2    In accordance with the Allocation Procedures, Final Score points will then be multiplied by the dollar-per-point value to arrive at the Allocated Award.
Section 4.4.5.3    Within fifteen (15) days of the expiration of the Parties’ Termination Rights, the Claims Administrator shall issue either a Notice of Allocated Awards to each Participating Claimant with a Complete Claim Package or a Notice of Rejected Claim Package to each Participating Claimant with a Rejected Claim Package. This deadline may be extended by request of the Claims Administrator, with agreement of the Parties, or by agreement of the Parties.
Section 4.4.5.4    The Notice of Allocated Awards shall inform all Participating Claimants of their right to appeal their Allocated Award under Section 4.5 and the possibility that their Allocated Award may change following completion of the appeals process.
Section 4.5    Appeals. Participating Claimants may appeal their Allocated Award to the Appeals Administrator by filing an appeal, pursuant to a process designed by the Appeals Administrator, within fourteen (14) days of issuance of the Notice of Allocated Awards.
Section 4.5.1    Eligible appeals are limited to substantive errors in the manner in which the Claims Administrator derived the Final Score that resulted in the calculation of the Allocated Award pursuant to the Allocation Procedures. Such appeals may be brought by Participating Claimants with a Rejected Claim Package, only insofar as the Participating Claimant alleges their Claim Package was improperly deemed rejected on substantive grounds (i.e., whether sufficient proof was provided), not for issues related to the procedure for or timeliness of submission of Claim Packages.
Section 4.5.2    For the avoidance of doubt, a Participating Claimant may not appeal a Final Score (or the corresponding Allocated Award) on the ground that the Allocated Award is either insufficient in amount or that the Allocated Award does not align with, or is lower than, the Estimated Allocation Tables previously issued to that Participating Claimant. Any appeal that does not identify a substantive error described in Section 4.5.1 is not a proper basis for appeal and shall be denied by the Appeals Administrator.
Section 4.5.3    At his or her discretion, the Appeals Administrator may grant a hearing to the appealing Participating Claimant. It is the presumption that any Appeals Administrator hearings will be conducted remotely absent express authorization by the Appeals Administrator.

Section 4.5.4    The Appeals Administrator shall review and evaluate all appeals and issue their determination as to the Final Score of each Participating Claimant. All decisions by the Appeals Administrator shall be final, binding, and non-appealable.
Section 4.6    Final Allocated Awards. Within fourteen (14) days after all appeals are resolved by the Appeals Administrator, the Claims Administrator shall issue the Notice of Final Allocated Awards. All Final Allocated Award determinations are final, binding, and non-appealable.
Section 4.7    Estimated Allocation Tables. Estimated Allocation Tables shall be provided to all Eligible Claimants identified on the Final ID Order Report. The Claims Administrator shall make available Estimated Allocation Tables that disclose an estimate of the possible range of awards a Participating Claimant may receive. The Estimated Allocation Tables shall be provided in order to assist the Eligible Claimant, in consultation with their PI Counsel, in making an informed decision as to participation in this Settlement.
Section 4.8    The notice provided by the Claims Administrator under Section 3.1.1 to Eligible Claimants will make clear that the Estimated Allocation Tables are not a guarantee of payment, and no Eligible Claimant may consider the provision of the Estimated Allocation Tables a guarantee or promise of payment of any amount.
Section 4.8.1    To the extent that the Claims Administrator lacks sufficient information with respect to Eligible Claimants for purposes of calculation of the Estimated Allocation Tables, the Claims Administrator shall use available information to make reasonable estimates to provide overall ranges for the alleged injury claimed by Eligible Claimants.
Section 4.8.2    The Estimated Allocation Tables shall be calculated based on the assumption that the only funds available are the Main Settlement Payment (i.e., Participation Thresholds are not hit, Bonus Payments are not available, and no funds from the Reserve Fund are available) and that all Eligible Claimants, including all plaintiffs on the Final ID Order Report and those offered participation by consent of the Parties (i.e., 100% participation), elect to participate in the Settlement.
Section 4.8.3    The Claims Administrator shall provide the Estimated Allocation Tables to the NPC and 3M.
ARTICLE 5
CALCULATION OF PARTICIPATION RATES
Section 5.1    The Participation Rates
The Claims Administrator shall calculate the Number of Participating Claimants, the Overall Participation Rate, and the Specific Participation Rate. Such calculations shall be used to determine the amount of 3M’s payments and determine whether 3M or the NPC has a Termination Right.
Section 5.1.1    Number of Participating Claimants. The details of calculating this number are set out in full in Exhibit 13. The general description in this subsection is superseded by

Exhibit 13, to the extent any difference is perceived which is not intended. In general, the Number of Participating Claimants shall be equal to the number of Eligible Claimants that have accepted the Settlement, excluding the categories of Eligible Claimants set forth in Exhibit 13.
Section 5.1.2    Overall Participation Rate. The details of calculating this rate are set out in full in Exhibit 13. The terms in this subsection are superseded by Exhibit 13, to the extent any difference is perceived which is not intended. In general, the Overall Participation Rate will be calculated by taking the number of Participating Claimants plus the number of Eligible Claimants on the Final ID Order Report who have been dismissed with prejudice (excluding the specific categories of claimants set forth in Exhibit 13) and dividing that sum by the total number of Eligible Claimants at the time of the calculation (excluding the specific categories of claimants set forth in Exhibit 13).
Section 5.1.3    Specific Participation Rate. The details of calculating this rate are set out in full in Exhibit 13. The terms in this subsection are superseded by Exhibit 13, to the extent any difference is perceived which is not intended. The Specific Participation Rate is the Participation Rate of Participating Claimants who assert kidney cancer, testicular cancer, or both and assert either Direct Exposure or Drinking Water Exposure sufficient to qualify for the Extended Exposure Bump or the Elevated Exposure Bump as defined in Exhibit 1. Such Rate shall generally be calculated in a similar manner to the Overall Participation Rate and consistent with Exhibit 13.
Section 5.1.4    Calculation Timing. Fifteen (15) days after (i) the last day for submission of Claim Packages (including any extensions) or (ii) the date that the MDL Court issues a ruling dismissing Non-Responding Plaintiffs’ claims following an Order to Show Cause as described in Section 3.3.3 of this Agreement, whichever is later, the Claims Administrator will provide the Parties with the initial calculation of the Number of Participating Claimants, the Overall Participation Rate, and the Specific Participation Rate. Such calculations will be made quarterly thereafter, absent a request by the NPC or 3M for interim reporting, until either the Parties direct the Claims Administrator to cease or on December 15, 2029, whichever is earlier. Although the calculations are performed over time, to the extent any calculation meets the required Participation Rate, that Rate has been met and calculations for that Rate cease to be performed. The deadline for the NPC to achieve the Participation Rates set forth in the Settlement shall be December 15, 2029, provided neither the NPC nor 3M has exercised its Termination Rights (the “Deadline”).
Section 5.2    Challenge to Calculation of Participation Rates
The NPC or 3M may challenge the Claims Administrator’s calculation of the Number of Participating Claimants, the Overall Participation Rate, and the Specific Participation Rate within fifteen (15) days of being provided notice of such calculations. Within fifteen (15) days of such challenge, any Party opposing such challenge may submit a written response. The Settlement Special Master shall review any such challenge and issue a determination within ten (10) days of such response. The determination by the Settlement Special Master shall be final, binding, and not subject to any right to further review by any Party or the MDL Court. During the pendency of such a challenge, the deadline for any Party’s exercise of its Termination Rights or for payment by 3M shall be tolled until such challenge is resolved.

ARTICLE 6
3M’S TERMINATION RIGHTS
Section 6.1    Termination Right. 3M shall have the right, in its sole discretion, to terminate the Settlement Agreement (“Termination Right”) if the conditions for termination set forth in Confidential Exhibit 12 are met.
Section 6.2    Barring an extension or tolling due to a challenge to the Claims Administrator’s calculations, 3M must exercise its Termination Rights within forty-five (45) days of receiving notice from the Claims Administrator as to the Number of Participating Claimants, the Overall Participation Rate, and the Specific Participation Rate, as set forth in Section 5.1.4. 3M shall have the right to request one 15-day extension on its exercise of its Termination Right. Any other extension may be granted only by agreement of the NPC. Any extension of the deadline for 3M’s Termination Right shall similarly extend the deadline for the NPC’s Termination Right.
Section 6.3    Process for Exercising or Waiving the Termination Right. By the deadline set forth in Section 6.2 (and any extensions thereto), 3M shall file with the Settlement Administrator and serve on the NPC written notice that 3M is either (i) exercising its Termination Rights or (ii) waiving its Termination Rights.
Section 6.4    If 3M waives its Termination Rights or the time for its exercise has passed, the Settlement Agreement shall go fully into effect, subject to the NPC’s Termination Right.
Section 6.5    If 3M exercises its Termination Rights:
Section 6.5.1    All personal injury cases in the MDL suing 3M will continue to be stayed, and the NPC and 3M shall enter into mediation with the MDL mediator to determine if the Parties can reach agreement on a revised settlement. Such mediation shall last seventy-five (75) days, but may be terminated at such time if the MDL mediator determines that such efforts have been unsuccessful.
Section 6.5.2    If mediation is unsuccessful and the Settlement is terminated, 3M shall have no further obligation. At such time, the Claims Administrator shall destroy all executed Releases and Stipulated Dismissals With Prejudice submitted on behalf of any Participating Claimant.
ARTICLE 7
NPC TERMINATION RIGHTS
Section 7.1    Termination Right. The NPC shall have the right, in its sole discretion, to terminate the Settlement Agreement (Termination Right) if the conditions for termination set forth in Confidential Exhibit 12 are met.
Section 7.2    Barring an extension or tolling due to a challenge to the Claims Administrator’s calculations, the NPC must exercise its Termination Right within forty-five (45) days of receiving notice from the Claims Administrator as to the Number of Participating Claimants, the Overall Participation Rate, and the Specific Participation Rate as set forth in Section 5.1.4. The NPC shall have the right to request one 15-day extension on its exercise of its Termination Right. Any other extension may be granted only by agreement of 3M. Any extension of the deadline for the NPC’s Termination Right shall similarly extend the deadline for 3M’s Termination Right. Under no circumstances must 3M make any of its Main Settlement Payment unless the NPC has waived its Termination Right or the time for exercise of such Termination Right has expired.
Section 7.3    Process for Exercising or Waiving the Termination Right. By the deadline set forth in Section 7.2 (and any extensions thereto), the NPC shall file with the Settlement Administrator and serve on 3M written notice that the NPC is either (i) exercising its Termination Right or (ii) waiving its Termination Right.
Section 7.4    If the NPC waives its Termination Right or the time for its exercise has passed, the Settlement Agreement shall go fully into effect, subject to 3M’s Termination Right.
Section 7.5    If the NPC exercises its Termination Right:
Section 7.5.1    All personal injury cases in the MDL suing 3M will continue to be stayed, and the NPC and 3M shall enter into mediation with the MDL mediator to determine if the Parties can reach agreement on a revised settlement. Such mediation shall last seventy-five (75) days, but may be terminated at such time if the MDL mediator determines that such efforts have been unsuccessful.
Section 7.5.2    If mediation is unsuccessful and the Settlement is terminated, 3M shall have no further obligation. At such time, the Claims Administrator shall destroy all executed Releases and Stipulated Dismissals With Prejudice submitted on behalf of any Participating Claimant.
ARTICLE 8
OBLIGATIONS OF PARTICIPATING PI COUNSEL AND THE PEC
Section 8.1    Professional Judgment. Each PI Counsel is expected to exercise his or her independent judgment in the best interests of clients. The Parties agree that a central objective of the Settlement is that the maximum number of Eligible Claimants become Participating Claimants.
Section 8.2    While nothing in this Settlement is intended to operate as a “restriction” on the right of any person’s counsel to practice law within the meaning of Rule 5.6(b) of the ABA Model Rules of Professional Conduct or applicable equivalents, PI Counsel with an Interest in any Participating Claimant affirms:
Section 8.2.1    The Settlement is in the best interests of the Eligible Claimants, as a whole, because the Settlement will bring finality to the litigation and permit the Eligible Claimants to receive compensation for their alleged injuries.
Section 8.2.2    PI Counsel (through Primary Counsel) shall endeavor to recommend the Settlement to 100% of Claimants in whose claim the Primary Counsel has an Interest given that PI Counsel has made an independent judgment that the Settlement is in the best interest of Eligible Claimants, including their clients.

Section 8.2.3    They have no present intent to represent, or file or assert any PFAS PI Claims and have no current clients pursuing PFAS PI Claims against Released Parties, other than Claimants they must identify on their ID Order Response.
Section 8.2.4    They have no present intent to acquire or receive a financial interest in any PFAS PI Claims against Released Parties, except for those identified in accordance with the Court’s ID Order.
Section 8.2.5    They will not provide support to Non-Participating Plaintiffs, or to other attorneys in connection with the prosecution of PFAS PI Claims against Released Parties, or to other attorneys or claimants with PFAS PI Claims outside the MDL, except to the extent required by the MDL Court for cases in the MDL Court in conjunction with obligations created for members of the PEC.
Section 8.2.6    They will cease advertising or marketing for PFAS PI Claims as of the Settlement Date, including taking down any advertising or marketing for PFAS PI Claims that predate the Settlement Date. Nothing herein precludes statements regarding accomplishments in PFAS litigation.
Section 8.2.7    They determined in response to the Court’s CMO 28 which injuries they asserted were associated with exposure to PFAS. Those injuries are the Eligible Injuries as defined in this Settlement Agreement. They affirm that current science, as of the date of the Settlement Agreement, does not support any association or good faith argument for any association between PFAS exposure and any Unlisted Injury as defined in CMO 28.
Section 8.2.8    They have disassociated with any and all Eligible Claimants whose cases have been dismissed without prejudice (either voluntarily or as a result of action by the MDL Court), other than those who are listed in their ID Order Response, and will disassociate from any Non-Responding Plaintiff, as defined in the Settlement Agreement, following the Order to Show Cause process for such Non-Responding Plaintiff discussed above, and assuming dismissal is Ordered for such Non-Responding Plaintiff.
Section 8.3    PEC members who have an Interest in any Eligible Claimant who submits a completed Claim Package or who seek common benefit recovery under this Settlement Agreement further affirm that:
Section 8.3.1    The PEC regularly monitors the science with respect to PFAS, including new studies that are published. As of the Settlement Date, the PEC affirms that they are aware of no current science with respect to injuries that may be caused by PFAS that supports an association with any Unlisted Injuries, as defined by CMO 28.
Section 8.3.2    The PEC has no present intent to pursue a track for alleged injuries other than the Eligible Injuries within the MDL, or outside of the MDL against Released Parties.
Section 8.3.3    The PEC affirms the principles set forth in the MDL Court’s CMO 36 and will support arguments made by 3M that are consistent with CMO 36 regarding the appropriate forum for PFAS PI Claims, including when requested by filing supporting briefs and not opposing removal or transfer of cases.
Section 8.4    Violations of this Article by any PI Counsel may be subject to such remedies as determined by the MDL Court.
ARTICLE 9
THE SETTLEMENT PROGRAM
Section 9.1    The Settlement Program shall consist of Allocated Awards allocated pursuant to the Allocation Procedures, Enhancement Awards, and an Extraordinary Needs Fund, contingent on neither Party exercising Termination Rights and in the order and process set forth in Section 9.3.
Section 9.2    Eligibility. Participating Claimants shall be eligible for an Allocated Award once they have timely submitted a complete Registration Package and Complete Claim Package, based on the criteria set forth in the Allocation Procedures and described in Section 4.4.5.
Section 9.3    Order of Payment/Payment Priority. All payments to Participating Claimants shall be made based on available funds in the manner and order set forth below. If there are no available funds, payments to Participating Claimants will resume when additional funds are deposited by 3M pursuant to the Settlement Payment timeline discussed below. Under no circumstances will 3M be required to pay more than the amounts set forth in Article 11 below or to pay amounts earlier than set forth below. Participating Claimants shall be paid in order, as set forth below:
Section 9.3.1    Tranche 1: Participating Claimants who: (i) timely submitted a substantially complete Amended Personal Injury Plaintiff Fact Sheet or Plaintiff Profile Form prior to December 15, 2025; or (ii) are not subject to either CMO 5 or 35 and were identified on 3M’s ID Order Response shall comprise Tranche 1.
Section 9.3.1.1    The NPC and 3M shall reach agreement on and develop a list of all Participating Claimants in this category and provide such list to the Claims Administrator. For cases filed in the MDL, the list shall be created based on information in the portal maintained for the MDL and run by the Claims Administrator.
Section 9.3.1.2    Based on available funds, the QSF Administrator shall pay each Participating Claimant in Tranche 1 their pro rata share of available funds, based on their Allocated Award. Upon payment by 3M of additional sums pursuant to the payment schedule set forth in Article 11 and Exhibit 11, the QSF Administrator shall make additional pro rata payments to such Participating Claimants until all are paid in full for their Allocated Award.
Section 9.3.1.3    All Tranche 1 Participating Claimants will be paid their Allocated Awards in full prior to the commencement of payments to Tranche 2 Participating Claimants, absent holdbacks for liens, bankruptcy involvement, and/or estate matters.

Section 9.3.2    Tranche 2: After all Participating Claimants in Tranche 1 receive payment, all other Participating Claimants shall comprise Tranche 2 and receive payment, subject to the availability of funds.
Section 9.3.2.1    Based on available funds, the QSF Administrator shall pay each Participating Claimant in Tranche 2 their pro rata share of available funds, based on their Allocated Award. Upon payment by 3M of additional sums pursuant to the payment schedule set forth in Article 11 and Exhibit 11, the QSF Administrator shall make additional pro rata payments to such Participating Claimants until all are paid in full for their Allocated Award.
Section 9.4    Enhancement Awards. There shall be an Enhancement Awards Fund (“EAF”) that is available to compensate for damages not otherwise accounted for within or compensated by the Allocated Award in accordance with the categories and factors enumerated in the Allocation Procedures.
Section 9.4.1    The Claims Administrator shall begin accepting applications for the EAF as part of the Claim Package. The deadline for filing such applications shall be the same as the deadline for submission of the Claim Package.
Section 9.5    Extraordinary Needs Fund. There shall be an Extraordinary Needs Fund (“ENF”) that is available to compensate for unusual injuries, damages, or circumstances, including Accompanying Property Damage Claims. Such compensation will be above and beyond amounts paid via Allocated Awards.
Section 9.5.1    The ENF Administrator shall begin accepting applications for the ENF not later than two hundred and seventy (270) days from the Estimated Allocation Issuance Date. The deadline for filing such applications shall be sixty (60) days after the date of issuance of the Notice of Final Allocated Awards. Any Participating Claimant may submit an ENF Application, in the form of Exhibit 3 attached hereto.
Section 9.5.2    The ENF Administrator shall oversee the ENF claims process, in accordance with this Settlement Agreement and the Allocation Procedures. Evaluation of ENF applications shall be subject to the discretion of the ENF Administrator, who will establish set categories for consideration described in Exhibit 1 to the Settlement Agreement.
Section 9.5.3    The factors to be considered under an ENF Application are set forth in Exhibit 1 to the Settlement Agreement.
Section 9.5.4    All Participating Claimants who submit an ENF Application shall pay the ENF Application Fee in the amount of $1,000, which shall be deducted by the QSF Administrator from the Final Allocated Award to which the Participating Claimant is entitled. Such fee shall be paid directly to the ENF Administrator on behalf of that Participating Claimant by the QSF Administrator. In the event the Participating Claimant’s portion of the Final Allocated Award is less than the ENF Application Fee, the Participating Claimant shall pay the ENF Application Fee at the time of filing the ENF Application. For the avoidance of doubt, any Final Allocated Award payment shall not be disbursed until after the ENF Application deadline has passed.

Section 9.5.5    At any time during the ENF Application review process, the ENF Administrator shall notify Primary Counsel for any Participating Claimant, or shall notify any Pro Se Participating Claimant, of any failure to provide a complete ENF Application submission or sufficient evidentiary documentation support by issuing a Notice of Incomplete ENF Application. The Participating Claimant shall then have thirty (30) days to cure the deficiency identified in the Notice of Incomplete ENF Application.
Section 9.5.5.1    A Participating Claimant may seek an extension of up to thirty (30) days to respond to a Notice of Incomplete ENF Application. A Participating Claimant’s first request for an extension shall be granted as of right by the ENF Administrator. Any subsequent requests shall be made to the Settlement Administrator and granted upon a showing of good cause.
Section 9.5.5.2    Such extensions shall under no circumstances be granted beyond the later of seventy-five (75) days following the Notice of Incomplete ENF Application or ninety (90) days following the deadline for submission of an ENF Application.
Section 9.5.5.3    The decision whether to grant an extension and the length of such extension shall be made by the ENF Administrator within five (5) days of receipt of a request for extension.
Section 9.5.5.4    Upon denial of an extension by the ENF Administrator, said Participating Claimant shall be required to provide a complete ENF Application or address any noticed deficiencies within forty-eight (48) hours of receipt of notice that the requested extension has been denied.
Section 9.5.6    If a Participating Claimant, after receipt of a Notice of Incomplete ENF Application pursuant to Section 9.5.5, fails to timely cure the deficiency/ies identified in the Notice of Incomplete ENF Application within thirty (30) days of issuance of the Notice or, if applicable, after the expiration of any extensions as set forth in this Section, the Participating Claimant shall be treated as if they had not submitted the ENF Application, except they shall not be refunded the ENF Application Fee.
Section 9.5.7    Once all the ENF Applications are evaluated, the ENF Administrator shall issue ENF Awards, if any, to those ENF Applicants who have been approved for ENF Awards. The ENF Administrator shall provide the list of all ENF Awards to the QSF Administrator and that QSF Administrator shall pay all ENF Awards within ten (10) days of the issuance of such a list from the ENF Administrator. The ENF Administrator will inform 3M’s Counsel of the specific ENF Award payments made, including the identity and residence of recipients and the nature/type of claim that was compensated by the ENF. Any funds in the ENF not utilized by the ENF Administrator in making the ENF Award payments shall revert to the QSF for distribution to those Participating Claimants receiving an Allocated Award.
Section 9.6    Additional Payments. Participating Claimants receiving an Allocated Award may be eligible to receive additional funds under the Settlement, including potentially from the EAF or the ENF.

Section 9.7    Upon Registration, each Participating Claimant has made the decision to forgo continued litigation. All payments provided for herein constitute damages on account of personal physical injuries or physical sickness, within the meaning of Section 104(a)(2) of the Internal Revenue Code of 1986, as amended.
ARTICLE 10
LIMITATIONS ON 3M’S FUNDING OBLIGATIONS
Any term of this Settlement to the contrary notwithstanding, Released Parties shall have no financial obligation under this Settlement other than 3M’s express obligations to make payments as described in Article 11. Released Parties shall have no obligation to pay (or to make any payment on account of) or reimburse any Participating Claimant or PI Counsel for any fees, costs, or expenses incurred by such Participating Claimant or PI Counsel in connection with the Settlement. Released Parties shall have no liability to any Eligible Claimant, Derivative Claimant, Individual Beneficiary Releasor or Participating Claimant arising from the handling of claims by the Settlement Special Master, the Claims Administrator, or any other entity involved in implementation of the Settlement.
ARTICLE 11
CONSIDERATION AND PAYMENT OF SETTLEMENT FUNDS
Section 11.1    Initial Settlement Payment. Within thirty (30) days of the date of the Settlement, 3M shall pay $50,000,000 into the QSF (the “Initial Settlement Payment”).
Section 11.1.1    The NPC shall pay all administrative costs from the Initial Settlement Payment unless and until the Parties waive their Termination Rights or the time for exercise of such Termination Rights has passed. Such payments of administrative costs must be reasonable and necessary to effectuate the Settlement prior to expiration of Termination Rights.
Section 11.1.2    If either Party exercises its Termination Rights, all funds from the Initial Settlement Payment that remain in the QSF at the time of such exercise, including any interest that has accrued on such funds, shall be returned to 3M.
Section 11.1.3    For purposes of calculating Estimated Allocation Tables and Allocated Awards, the Initial Settlement Payment shall be considered part of the Main Settlement Payment.
Section 11.2    Main Settlement Payment. Upon waiver or extinguishment of the Parties’ Termination Rights, 3M shall make the following payments according to the following timetable and contingent on the factors referenced below. All funds shall be immediately available to Participating Claimants upon deposit into the QSF and distributions from the QSF will be made consistent with the order of priority set out in this Agreement.
Section 11.2.1    $1,045,000,000 will be paid within thirty (30) days of the waiver or extinguishment of the Parties’ Termination Right, but not earlier than January 15, 2028.
Section 11.2.2    $1,045,000,000 will be paid on July 15, 2029.

Section 11.2.3    $1,045,000,000 will be paid on July 15, 2030.
Section 11.2.4    $1,045,000,000 will be paid on January 15, 2031.
Section 11.2.5    $1,045,000,000 will be paid on July 15, 2032.
Section 11.2.6    $1,045,000,000 will be paid on July 15, 2033.
Section 11.3    Additional Payments Based on Participation. 3M shall be obligated to make additional payments on the dates set forth below if certain Participation Thresholds are met.
Section 11.3.1    Second Participation Threshold. Once the Claims Administrator confirms that the Overall Participation Rate is greater than the percentage set forth in Section III.1 of Confidential Exhibit 12 and the Specific Participation Rate is greater than the percentage set forth in Section III.1 of Confidential Exhibit 12, the “Second Participation Threshold” has been achieved, and 3M shall be obligated to pay $125,000,000. If owed, this payment shall be made on July 15, 2029.
Section 11.3.1.1    The Second Participation Threshold funds will be available to be distributed to Participating Claimants in accordance with the Allocation Procedures upon deposit into the QSF. The Settlement Administrator in conjunction with the NPC may consider holding such funds until some or all potential Bonus Payments set out below are resolved in accordance with his roles as defined under Section 12.3.
Section 11.3.1.2    The deadline for the NPC to achieve the Second Participation Threshold is December 15, 2028, after which the additional payment will no longer be available.
Section 11.3.2    Third Participation Threshold. Once the Claims Administrator confirms that the Overall Participation Rate is greater than the percentage set forth in Section III.2 of Confidential Exhibit 12 and the Specific Participation Rate is greater than the percentage set forth in Section III.2 of Confidential Exhibit 12, the “Third Participation Threshold” has been achieved, and 3M shall be obligated to pay $125,000,000. If owed, this payment shall be made on July 15, 2030.
Section 11.3.2.1    The Third Participation Threshold funds will be available to be distributed to Participating Claimants in accordance with the Allocation Procedures upon deposit into the QSF. The Settlement Administrator in conjunction with the NPC may consider holding such funds until some or all potential Bonus Payments set out below are resolved in accordance with his roles as defined under Section 12.3.
Section 11.3.2.2    The deadline for the NPC to achieve the Third Participation Threshold is December 15, 2029, after which the additional payment will no longer be available.
Section 11.4    Bonus Payments. 3M shall make Bonus Payments in the amounts set forth below and on the dates set forth below, if the conditions described in Section IV of Confidential Exhibit 12 are satisfied.

Section 11.4.1    First Bonus Payment. Provided no Party has exercised its Termination Rights, 3M shall make a Bonus Payment of $50,000,000 within fifteen (15) days of April 15, 2031, if the conditions set forth in Section IV.2 of Confidential Exhibit 12 are satisfied.
Section 11.4.2    Second Bonus Payment. Provided no Party has exercised its Termination Rights, 3M shall make a Bonus Payment of $50,000,000 within fifteen (15) days of April 15, 2032, if the conditions set forth in Section IV.3 of Confidential Exhibit 12 are satisfied.
Section 11.4.3    The Settlement Administrator shall determine how the Bonus Payments are distributed among the Participating Claimants.
Section 11.5    Reserve Fund. Provided no Party has exercised its Termination Rights, 3M shall make an additional payment or payments, totaling no more than $680,000,000 (the Reserve Fund), consistent with the formula set forth in Section V of Confidential Exhibit 12 and subject to the terms and timing set forth therein. The dates for potential payments from the Reserve Fund are set forth in Exhibit 11.
Section 11.5.1    Notwithstanding the above, 3M shall have no obligation to make any payment under this Section or Section V of Confidential Exhibit 12 if the AFFF MDL has been terminated or if anticipated CMO 40 (governing non-settling plaintiffs) is no longer in effect.
Section 11.5.2    The Reserve Fund will be available to be paid to Participating Claimants upon deposit into the QSF and at the allocation discretion of the Settlement Administrator in accordance with the Allocation Procedures described in Articles 4 and 9 and Exhibit 1 to this Settlement Agreement.
Section 11.6    No Additional Payments. Under no circumstances shall Released Parties be obligated to pay more than the amounts identified in this Article 11, and 3M shall be obligated to make payments set forth in this Article 11 (other than the Initial Settlement Payment) only if both Parties waive their Termination Rights (or such rights are extinguished) and relevant conditions are satisfied for each separate payment.
Section 11.7    Distributions to Plaintiffs. If there remain funds in the QSF, such funds shall, no later than December 31, 2034, be distributed pro rata to certain Participating Claimants at proportions to be determined by the Settlement Administrator in accordance with his roles under 12.3 and specifically 12.3.1.1.1.
ARTICLE 12
ADMINISTRATORS AND ROLES
Section 12.1    Administration.
Section 12.1.1    This is a private agreement.
Section 12.1.2    Each Party—and, by submitting a Claim Form, each Eligible Claimant, and by submitting an ID Order Response or submission of a Claim Form by an Eligible

Claimant in whom said PI Counsel has an Interest, all PI Counsel—agree that authority over the process contemplated by the Settlement Program resides with the Parties and those persons selected by the Parties, pursuant to this Settlement, to exercise that authority, as such authority is specified in this Settlement, and further agree that jurisdiction of all Eligible Claimants (together with all Derivative Claimants) and all PI Counsel is with the MDL Court for all purposes under this Agreement.
Section 12.1.3    The administration of this Settlement requires a Settlement Administrator, a Claims Administrator, a QSF Administrator, a QSF Bank, a Healthcare Lien Resolution Administrator, an ENF Administrator, an Appeals Administrator and a Settlement Special Master whose selection by the Parties, duties and responsibilities, and authority are set out in this Settlement.
Section 12.2    Claims Administrator. The Claims Administrator, who shall be subject to appointment by the MDL Court, is:
Dustin Mire
Eisner Advisory Group
8550 United Plaza Boulevard, Suite #1001
Baton Rouge, LA 70809
Section 12.2.1    Claims Administrator Role and Responsibilities. The Claims Administrator’s role generally shall include the administration of the Settlement. The Claims Administrator’s responsibilities include the following:
Section 12.2.1.1    Oversight and maintenance of the “Portal.” The Portal was established pursuant to MDL Court Order dated December 5, 2024 [ECF 6444], for the purpose of submission of personal-injury Plaintiff Profile Forms and Amended Plaintiff Fact Sheets. The Claims Administrator, in coordination with the Parties to this Settlement Agreement, shall design and develop additional features for the existing Portal such that all Settlement processes described in this Agreement and its accompanying exhibits may be performed within the Portal, including the submission of ID Order Responses and ID Order Declarations, the Registration Process and submission of the Election Form and potentially of an executed Release or Stipulated Dismissal With Prejudice, the submission of Claim Packages and all supporting documentation, including the submission of the ENF Applications as part of the claims process. The Claims Administrator shall also maintain the Portal and ensure that the Portal can perform the reporting and notice functions required under this Settlement Agreement.
Section 12.2.1.2    Issuance of the Initial ID Order Report. The Claims Administrator shall produce the Initial ID Order Report within fifteen (15) days of the ID Order Response Date on which all ID Order Responses and Declarations are due. The Claims Administrator will then work with the NPC and 3M, as well as with other PI Counsel as appropriate, to correct good-faith errors in the ID Order Response or Declaration submissions, including working with the NPC and 3M to determine whether any Eligible Claimants of which any Party has notice were not included in the Initial ID Order Report. The Claims Administrator shall also work to identify duplicate or multiple firm representation of any Eligible Claimants identified and will coordinate with relevant PI Counsel to resolve any such representation issues, including by coordination with or referral to the CMO 38 Dual Representative Special Master.
Section 12.2.1.3    Issuance of the De-Duplicated ID Order Report. The Claims Administrator shall then, within twenty-one (21) days of the issuance of the Initial ID Order Report and after conclusion of the de-duplication and cure processes permitted pursuant to Section 2.6 of this Agreement and in connection with CMO 38, issue the De-Duplicated ID Order Report, which the NPC or 3M may challenge pursuant to Section 2.6.4 of this Agreement.
Section 12.2.1.4    Issuance of the Final ID Order Report. After the conclusion of challenges (if any) and within forty (40) days of the issuance of the De-Duplicated ID Order Report, which are to be brought to and resolved with the Settlement Special Master under Section 2.6.4 of this Agreement, the Claims Administrator shall issue the Final ID Order Report identifying all known Eligible Claimants (together with all Derivative Claimants).
Section 12.2.1.5    Issuance of the Estimated Allocation Tables. The Claims Administrator shall issue the Estimated Allocation Tables to all Eligible Claimants through the Portal by and through their Primary Counsel (or in the case of Pro Se Eligible Claimants, to the Eligible Claimant through the Portal). The Estimated Allocation Tables shall be based on the information provided in all the ID Order Responses submitted, as well as underlying data provided in Plaintiff Fact Sheets, Plaintiff Profile Forms, or Amended Plaintiff Fact Sheets submitted in accordance with the ID Order or CMOs 5, 31, 35, and 37. The Estimated Allocation Tables are intended to provide the best estimate of a range of possible Allocated Awards that a Participating Claimant might expect to receive based upon data and information they have provided. The Claims Administrator shall disclose and make clear that the issuance of the Estimated Allocation Tables neither guarantees an Allocated Award nor guarantees the actual value of an Allocated Award, if any. The Claims Administrator shall issue Notice of the Estimated Allocation Tables to the Primary Counsel for each Eligible Claimant (or in the case of Pro Se Eligible Claimants, to the Pro Se Eligible Claimants themselves).
Section 12.2.1.6    Oversight of the Registration Process. The Claims Administrator shall make the Registration Package available through the Portal as soon as practicable, and in any case no later than twenty-eight (28) days of the Final ID Order Report’s issuance. The Claims Administrator is responsible for ensuring the Portal is able to intake Election Forms submitted, and that Election Form selections drive the execution of other required Registration Package documentation, including the Release or Stipulated Dismissal With Prejudice where appropriate. The Claims Administrator shall be responsible for maintaining all executed Releases and all Stipulated Dismissals With Prejudice in escrow until their release to 3M is permitted under Sections 6.4 and 7.4 of this Agreement. The Claims Administrator shall also be responsible for Registration Process reporting and shall further be responsible for overseeing the Registration Package review process that 3M and the NPC shall have a right to undertake pursuant to Section 3.2.8 of this Agreement. Finally, the Claims Administrator shall be responsible for issuing Notice to Eligible Claimants on the Final ID Order Report who fail to complete a Registration Package, and shall provide such list – the list of Non-Responding Plaintiffs – to the Parties and to the Court, as detailed further in Sections 3.3 and 3.4 of this Agreement.

Section 12.2.1.7    Claim Package review and evaluation. The Claims Administrator shall make the Claim Package available on the Portal and shall permit access to Participating Claimants. The Claims Administrator is then responsible for reviewing, analyzing, and evaluating the Claim Packages and all documents submitted therein in accordance with the Allocation Procedures, and for issuing Notices of Deficient Claim Packages to Participating Claimants pursuant to such review. The Claims Administrator shall oversee the cure process described in Section 4.3 of this Agreement, including issuance of Notice throughout the deficiency and cure process. The Claims Administrator shall also oversee the extensions process and shall grant requests for extension in accordance with Sections 4.3.3 and 4.3.4 of this Agreement.
Section 12.2.1.8    Application of the Allocation Procedures. The Claims Administrator shall apply the Allocation Procedures to allocate and distribute funds fairly and equitably among Participating Claimants who qualify for an award. The Claims Administrator shall be responsible for determining two of the three possible types of Settlement Distributions: the Allocated Award, as calculated on the basis of Eligible Injury and duration and degree of PFAS Exposure; and the Enhancement Awards, as described in further detail in the Allocation Procedures. The Claims Administrator shall also work closely with the ENF Administrator, who shall be responsible for determining the ENF Awards and to whom the Portal and all Claim Package materials will be made available.
Section 12.2.1.9    Issuance of Notice of Allocated Award. In accordance with the timing and deadlines set forth herein, the Claims Administrator shall issue to each Participating Claimant either a Notice of Allocated Award or a Notice of Rejected Claim Package. The Claims Administrator shall then work to support the Appeals Administrator in their work to adjudicate appeals to Allocated Awards, if any.
Section 12.2.1.10    Issuance of Notice of Final Allocated Award. Upon conclusion of the appeals process described in Section 4.5 of this Agreement, the Claims Administrator shall issue Notices of Final Allocated Award to all Participating Claimants.
Section 12.2.2    As set forth in Exhibit 1, the Claims Administrator shall be responsible for coordinating and implementing any Settlement Program design changes, and additional or supplemental settlement document(s) requirements under this Agreement. By way of example, this may include building and transmitting a Settlement disclosure packet for Claimants, or cataloguing, reviewing, and coordinating any ENF Applications or appeals, among other tasks.
Section 12.2.3    The Claims Administrator shall be responsible for all data administration related to the Settlement Program. This shall include the transfer of data related to individual claimants, performing eligibility determinations, and qualifying Claimants for participation in the Settlement Program consistent with this Agreement. The Claims Administrator shall review all Eligible Claimant submissions and supporting records and is permitted to contact Eligible Claimants regarding their submissions and supporting records at its discretion, including to obtain additional information as needed to resolve inconsistencies and errors in their submissions and supporting records.

Section 12.2.4    The Claims Administrator shall oversee and monitor that properly executed compulsory documents in the Registration Package and Claim Package are obtained, per the Parties’ requirements herein, including the Release, Claim Form, and Stipulated Dismissals With Prejudice and shall coordinate with 3M for verification of same.
Section 12.2.5    The Claims Administrator shall ensure that all conditions precedent have been satisfied for Participating Claimants to receive the Settlement Distribution(s) they qualify for, if any. The Claims Administrator shall identify any Eligible Claimant represented by more than one law firm / lawyer to 3M and the Eligible Claimant’s firm(s) / lawyer(s). The Claims Administrator shall have no responsibility or obligation to resolve the representation of any Claimant who has retained more than one law firm / lawyer to represent the Eligible Claimant in this litigation or Settlement Program, but shall report such dual-representation issues to the NPC for prompt resolution.
Section 12.2.6    The Claims Administrator shall develop a process through the Portal to accept all ENF Applications as well as all materials, documents, or other evidence to support any ENF Applications for review and evaluation by the ENF Administrator.
Section 12.2.7    The Claims Administrator shall make reasonable efforts to keep the Parties apprised of the status of PFAS Claims and shall respond to all reasonable requests by a Party for information concerning the status of PFAS Claims. When reasonably requested to do so by a Party, the Claims Administrator will provide partial reports of all PFAS Claims reviewed prior to the date of the request.
Section 12.2.8    The Claims Administrator shall design and implement fraud-protection measures, including measures to identify and reject fraudulent PFAS Claims, including a process to request and audit medical and other records through duly executed authorizations provided as part of the Claim Package submission or other means.
Section 12.2.9    All fees, costs, and expenses incurred in the administration or work by the Claims Administrator, including fees, costs, and expenses of the Claims Administrator, shall be paid in accordance with Section 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the Claims Administrator other than 3M’s payment obligations set forth in Section 11.
Section 12.2.10    No Liability for Claims Administrator. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the Claims Administrator.
Section 12.3    Settlement Administrator. The following person shall serve as the Settlement Administrator, who shall be subject to appointment by the Court:
Matthew L. Garretson
Garretson LLC
P.O. Box 2806
Park City, UT 84060

Section 12.3.1    Roles and Responsibilities of the Settlement Administrator. The Settlement Administrator shall be responsible for overseeing the work of the Claims Administrator, the ENF Administrator, and the Healthcare Lien Resolution Administrator, and shall provide guidance to the Parties and the administrators described in this Article 12 throughout the entirety of the Settlement, including during the ID Order process, the Registration Process, and the Claim Package submission process, as well as throughout the allocation process and disbursement of the Settlement Funds. The Settlement Administrator shall also be responsible for deciding whether to grant extensions under Sections 4.3.5.2 and 9.5.5.1 of this Settlement Agreement.
Section 12.3.1.1    The Settlement Administrator shall be responsible for exercising discretion to add additional monies to the EAF or the ENF from future payment obligations that 3M may owe pursuant to Article 11 of this Settlement Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay any additional monies beyond what is described in Article 11. Further, the Settlement Administrator may exercise discretion to adjust, add, and replenish the Drinking Water Exposure Pool, the Direct Exposure Pool, the EAF Fund, or the ENF Fund from future payment obligations owed by 3M. Future funding obligations by 3M would be allocated by the Settlement Administrator per the Allocation Procedures.
Section 12.3.1.1.1. The Settlement Administrator, consistent with Section 11.7 above, shall be responsible for exercising discretion to distribute any remaining funds from the QSF to Participating Claimants or a sub-group of Participating Claimants (e.g., kidney cancer and testicular cancer Participating Claimants only) following final payments from the Reserve Fund made to the QSF by 3M.
Section 12.3.1.2    All fees, costs, and expenses incurred in the administration or work by the Settlement Administrator, including fees, costs, and expenses of the Settlement Administrator, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the Settlement Administrator other than 3M’s payment obligations set forth in Article 11.
Section 12.3.1.3    No Liability for Settlement Administrator. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the Settlement Administrator.
Section 12.4    Extraordinary Needs Fund (ENF) Administrator. The following person shall serve as the ENF Administrator, who shall be responsible for the duties and responsibilities detailed in Section 9.5 of this Settlement Agreement:
Daniel J. Balhoff
Perry, Balhoff, Mengis & Burns, LLC
2141 Quail Run Drive
Baton Rouge, LA 70808
Section 12.4.1    All fees, costs, and expenses incurred in the administration or work by the ENF Administrator, including fees, costs, and expenses of the ENF Administrator, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the ENF Administrator other than 3M’s payment obligations set forth in Article 11.
Section 12.4.2    No Liability for ENF Administrator. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the ENF Administrator.
Section 12.5    Healthcare Lien Resolution Administrator. The following person shall serve as the Healthcare Lien Resolution Administrator:
ARCHER Systems, LLC
1775 St. James Place, Suite 200
Houston, TX 77056
www.archersystems.com

Section 12.5.1    The NPC shall retain the Healthcare Lien Resolution Administrator (“HLRA”) to assist in resolving Participating Claimants’ medical liens. PI Counsel understands that as a condition precedent to the disbursement of Settlement Funds to any Participating Claimant receiving compensation from this Settlement, the HLRA shall be required to verify that any and all known and approved medical liens arising from or related to the Participating Claimant’s PFAS Claim (“Qualified Healthcare Liens”) have been or will be resolved or satisfied by the Participating Claimant, Participating Claimants’ counsel, or the HLRA.
Section 12.5.2    Released Parties bear no responsibility for the payment of any Participating Claimant’s Qualified Healthcare Liens. The Parties further agree that the Releasing Parties will defend, hold harmless, and indemnify Released Parties from any and all Claims, actions, causes of action, demands, or judgments of any type whatsoever that have been, or that may be, brought by anyone, including claims by heirs or others whose interests are represented or purport to be represented by the Participating Claimants asserting an interest in the sums paid hereunder and any action brought by any third party asserting any sort of medical lien, Medicare lien, Medicaid lien, Tricare lien, or other lien.
Section 12.5.3    The HLRA shall certify to 3M in a manner agreeable to the Parties the satisfaction of Participating Claimants’ Qualified Healthcare Liens. Correspondingly, the HLRA shall establish proper holdbacks for Qualified Healthcare Liens of individual Participating Claimants, thus enabling initial distribution of Settlement Funds subject to the lien holdback. Upon the negotiation and finalization of Participating Claimants’ Qualified Healthcare Liens, any remaining lien holdback shall be distributed to the Participating Claimants.
Section 12.5.4    All Qualified Healthcare Liens related to Participating Claimants’ exposure to PFAS will be paid from the proceeds of the Settlement and are Participating Claimants’ responsibility to pay. Nothing herein is intended to create, nor should be construed as creating a right of reimbursement for lienholders of obligations upon Participating Claimants or Participating Claimants’ PI Counsel where none would otherwise exist under applicable state or federal law.

Section 12.5.5    For the avoidance of doubt, the conditions precedent in this Section are not conditions precedent to 3M’s funding obligations into the QSF but are only conditions precedent to the distribution of any funds withheld from the Participating Claimants’ Settlement Distribution from the QSF.
Section 12.5.6    All fees, costs, and expenses incurred in the administration or work by the HLRA, including fees, costs, and expenses of the HLRA, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the HLRA other than 3M’s payment obligations set forth in Article 11.
Section 12.5.7    No Liability for HLRA. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the HLRA.
Section 12.6    QSF Administrator. Lead Counsel shall seek the appointment by the MDL Court of the following person to serve as the QSF Administrator:
Matthew L. Garretson
Garretson LLC
P.O. Box 2806
Park City, UT 84060
Section 12.6.1    The QSF shall be treated at all times as being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.
Section 12.6.2    The QSF Administrator shall, in consultation and coordination with the Parties, prepare all motions, proposed court orders, and documents needed to establish and administer the QSF in accordance with this Settlement and court orders. The QSF Administrator shall obtain a Federal Taxpayer Identification Number (TIN) and open custodial bank account(s). The Parties may make recommendations for the election of custodial bank(s). The QSF Administrator shall make payments to Participating Claimants, their Primary Counsel, and any healthcare lienholder(s), and ensure compliance with the common-benefit orders of the MDL Court.
Section 12.6.3    The QSF Administrator shall also timely make such elections as necessary or advisable to carry out the provisions of Article 13. It shall be the sole responsibility of the QSF Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filings to occur.
Section 12.6.4    All fees, costs, and expenses incurred in the administration or work by the QSF Administrator, including any fees, costs, and expenses associated with the disbursement of Settlement Funds, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the QSF Administrator other than 3M’s payment obligations set forth in Article 11.

Section 12.6.5    No Liability for QSF Administrator. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the QSF Administrator.
Section 12.7    The QSF Bank. The following entity shall serve as the bank or financial institution in which the Qualified Settlement Fund shall be established:
Esquire Bank
Attn: Paul Foxhoven
100 Jericho Quadrangle, STE 100
Jericho, NY 11753
Section 12.7.1    No Liability for QSF Bank. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the QSF Bank.
Section 12.8    Settlement Special Master. The Parties shall seek the appointment by the MDL Court of the following person to serve as the Settlement Special Master:
Hon. R. David Proctor (ret)
Proctor Resolutions LLC
501 Riverchase Parkway East, Suite 100
Birmingham, AL 35244
Section 12.8.1    The Settlement Special Master shall have the authority to resolve any and all disputes between the Parties arising out of this Settlement, including (1) challenges to the De-Duplicated ID Order Report; (2) challenges to the calculation of Participation Rates; (3) satisfaction of Bonus Payments; (4) calculation of amounts due from the Reserve Fund; and (5) disputes over the validity of Registration Packages, including Releases. All decisions from the Settlement Special Master shall be final, binding, and non-appealable.
Section 12.8.2    All fees, costs, and expenses incurred in the administration or work by the Settlement Special Master, including fees, costs, and expenses of the Settlement Special Master, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the Settlement Special Master other than 3M’s payment obligations set forth in Article 11.
Section 12.8.3    No Liability for Settlement Special Master. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the Settlement Special Master.
Section 12.9    Appeals Administrator. The following person shall serve as the Appeals Administrator, who shall be responsible for the duties and responsibilities detailed in Section 4.5 of this Settlement Agreement:
Hon. R. David Proctor (ret)
Proctor Resolutions LLC

501 Riverchase Parkway East, Suite 100
Birmingham, AL 35244
Section 12.9.1    All fees, costs, and expenses incurred in the administration or work by the Appeals Administrator, including fees, costs, and expenses of the Appeals Administrator, shall be paid in accordance with Article 11 of this Agreement. For the avoidance of doubt, Released Parties shall have no further obligation to pay fees, costs, and expenses of the Appeals Administrator other than 3M’s payment obligations set forth in Article 11.
Section 12.9.2    No Liability for Appeals Administrator. None of 3M, 3M’s Counsel, Released Parties, the NPC, or the PEC shall have any liability for any acts or omissions of the Appeals Administrator.
ARTICLE 13
QUALIFIED SETTLEMENT FUND
Section 13.1    In accordance with the terms of this Agreement, the Settlement Funds shall be deposited into a Qualified Settlement Fund to be established by order of the Court after a motion by the NPC, and shall remain the property of the Qualified Settlement Fund (“QSF”).
Section 13.2    The Settlement Funds within the QSF will be held in a fiduciary capacity. The QSF shall comply with the Treasury Regulations Section 1.468B-1 et seq. regarding taxation and tax reporting obligations.
Section 13.3    The QSF shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such Settlement Funds are distributed in their entirety or upon further order of the Court.
Section 13.4    3M, 3M’s insurers, and the NPC wish to have the QSF maintained in as secure a manner as possible so that the Settlement Funds will be available to be paid to those who qualify for an award under this Settlement.
Section 13.5    The NPC is solely responsible for securing the QSF Administrator’s execution and delivery of the QSF and the QSF Administrator’s consent to the jurisdiction of the Court, acknowledging that the chosen financial institution and the QSF Administrator alone have the obligation to manage the Settlement Funds.
Section 13.6    Periodic reports shall be made to the Court and to Lead Counsel and 3M’s Counsel of the interest earned, distributions made, and other matters involving the status of administration of the QSF and Settlement Funds. The management of the QSF shall thereafter be subject to review by the Court. Interest earned on the QSF will be used to pay administration fees and expenses, including bank escrow fees related to the administration of Settlement Funds, fees and expenses related to the distribution of Settlement Funds, and fees and expenses of the Claims Administrator, the Settlement Administrator, the ENF Administrator, the Appeals Administrator, the HLRA, and the QSF Administrator in the performance of their duties as enumerated in Article 12 of the Settlement Agreement. Any unused interest shall remain in the respective account.

Section 13.7    Released Parties shall in no way be responsible for the expenses of the QSF Administrator or the administration of the QSF. Said expenses, if any, may be paid out of the funds deposited and held in the QSF. Released Parties shall in no way be associated with the administration of the QSF or be liable with respect to any dispute between or among any Participating Claimants and their respective counsel regarding any costs, expenses, legal fees, or litigation costs to be deducted from the QSF. The Settlement Funds are the sole property of the QSF. Until such time as monies are distributed, the Participating Claimants shall not possess any rights to demand or receive any portion of the Settlement Funds. To the extent possible, this QSF shall be construed so as to prevent the Participating Claimants from being in constructive receipt, as determined under federal income tax principles, of any amounts held by the QSF.
Section 13.8    To the fullest extent allowable under applicable law, the QSF shall be treated at all times as being a “Qualified Settlement Fund” within the meaning of Treasury Regulation Section 1.468B-1. The QSF Administrator and, as required, the Parties hereto, shall timely make such elections as are necessary or advisable to carry out the provisions of Treasury Regulation Section 1.468B-1, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1), back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulation. It shall be the sole responsibility of the QSF Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary Parties, and thereafter to cause the appropriate filing to occur.
Section 13.9    Taxes and Tax Expenses. All (i) federal, state, or local taxes (including any estimated taxes, interest or penalties, or tax detriments) arising with respect to the income earned on or by the QSF, including any taxes, interest or penalties, or tax detriments, that may be imposed upon 3M with respect to any income earned on or by the QSF for any period during which the QSF (or any portion thereof) does not qualify as a “Qualified Settlement Fund” for federal or state income tax purposes (hereinafter referred to as “Taxes”), and (ii) expenses and costs incurred in connection with the administration of tax matters for the QSF and the operation and implementation of this Section (including expenses of tax attorneys or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Section) (hereinafter referred to as “Tax Expenses”), shall be paid out of the QSF. The QSF Administrator shall notify the Parties in writing of the fact and amount of any such payment of Taxes or Tax Expenses out of the QSF (and any withholding).
Section 13.10    Payment of Taxes and Expenses. Taxes, Tax Expenses, and any other expenses associated with administering the QSF, including compensation of the QSF Administrator, shall be timely paid by the QSF Administrator out of the QSF, without prior order from the Court. Both 3M’s Counsel and the NPC agree that neither the NPC nor 3M’s Counsel nor any Released Parties shall have any obligation nor shall incur any liability whatsoever with respect to the payment of such amounts. The QSF Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution out of the QSF any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes, Tax Expenses, or any other expenses associated with administering the QSF (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(1)(2)).

Section 13.11    Tax Returns. For the purpose of Section 468B of the Internal Revenue Code, the QSF Administrator shall timely and properly provide all informational and other tax returns necessary or advisable with respect to the QSF and the amounts held in the Qualified Settlement Fund including the returns described in Treasury Regulation § 1.468B-2(k)(l). Such returns (as well as the election described in Section 468B) shall be consistent with Section 468B and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties, or tax detriments) on the income earned by the Qualified Settlement Fund shall be paid exclusively out of the Qualified Settlement Fund, in accordance with Section 468B. The preparation and filing of all tax documents, including tax returns, shall be performed by the independent CPA retained by the QSF Administrator, who shall make periodic reports to the Parties.
Section 13.12    Cooperation. The Parties agree to cooperate with the QSF Administrator, the Settlement Administrator, the Claims Administrator, the ENF Administrator, the Appeals Administrator, the HLRA, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Section. The QSF Administrator shall be empowered to take all such actions, including such actions as may be inconsistent with those expressly set forth in this Article 13, as he or she deems necessary to ensure that the QSF is treated as a “Qualified Settlement Fund” under Section 468B of the Internal Revenue Code and the Regulations promulgated pursuant thereto. The overarching purpose of the Qualified Settlement Fund is to at all times be in compliance with Internal Revenue Code Section 468B and all administrative authority and announcements thereunder. The QSF Administrator and the independent CPA he retains shall work in conjunction with each other to effect tax compliance for the QSF.
Section 13.13    Satisfaction of 3M’s Obligations. 3M’s fulfillment of its obligation to transfer Settlement Funds into the QSF shall fully satisfy 3M’s obligations to make payments under this Agreement, and no other payment shall be required to resolve the Released Claims. Released Parties shall not have any liabilities, obligations, or responsibilities thereafter regarding the investment, payment, disposition, or distribution of the QSF or the monies deposited into the QSF.
Section 13.14    All Released Claims Satisfied by QSF. Each Releasing Party shall look solely to the QSF for settlement and satisfaction of all of his or her Claims as provided for in this Agreement. The Settlement Funds are the sole property of the QSF. Until such time as monies are distributed, the Participating Claimants shall not possess any rights to demand or receive any portion of the Settlement Funds. To the extent possible, this QSF shall be construed so as to prevent the Participating Claimants from being in constructive receipt, as determined under federal income tax principles, of any amounts held by the QSF.
ARTICLE 14
LIENS
Section 14.1    Liens. Participating Claimants retain responsibility for satisfying any liens as outlined herein. The NPC represents and warrants that it will engage a Healthcare Lien Resolution Administrator (HLRA) and/or other professionals to conduct reasonable investigations, as required by applicable law, for bills, costs, or liens resulting from or arising out of Participating Claimants’ Released Claims, and that all known liens related to the Released Claims have been paid or will be paid out of the QSF and are Participating Claimants’ responsibility to pay. Nothing herein is intended to create, nor should be construed as creating, a right of reimbursement for lienholders of obligations upon Participating Claimants or the NPC where none would otherwise exist under applicable state or federal law.
Section 14.2    Participating Claimants agree to satisfy any Medicare, Medicaid, and other governmental authority liens. To fulfill this obligation, the HLRA must determine whether each Participating Claimant is Medicare/Medicaid eligible or a Medicare/Medicaid beneficiary. If any Participating Claimant’s PI Counsel, in coordination with the HLRA, determines that a Medicare/Medicaid lien is being or may be asserted, it shall certify: (1) the lien amount as asserted by the appropriate government agency; and (2) the “holdback” amount agreed to by the appropriate government agency that would allow for partial release of funds from the QSF pending final resolution of the lien. Upon request to the NPC, 3M shall be entitled to proof of satisfaction and discharge of any or all Medicare, Medicaid, or other governmental authority healthcare-related liens.
Section 14.3    Participating Claimants further agree that they are solely responsible for resolving all properly asserted Third Party Claims, which include any liens, subrogation claims, subrogation interests, third-party claims, and all other related expenses pertaining to or arising out of the injuries allegedly sustained as a result of PFAS, including any and all expenses, costs, bills, claims, interests, or liens of every kind and nature, relating to any and all medical aid, hospital services, doctor services, psychiatric or psychological services, psychotherapist services, chiropractor services, nursing services, drugs, medical expenses, Social Security payments, U.S. Department of Veterans Affairs’ payments, health insurance payments, governmental authority payments, court costs, legal expenses, attorneys’ fees, Medicare payments, Medicaid payments, or set-asides for future medical expenses (collectively referred to herein as “Third Party Claims”) that may be asserted by anyone claiming by, through, under, or on behalf of Participating Claimants. Participating Claimants and the NPC agree that all such Third Party Claims will be paid by Participating Claimants out of the Settlement Fund. Participating Claimants expressly understand and agree that Released Parties are not responsible for Third Party Claims, or any other expenses arising out of or relating to the injuries allegedly sustained as a result of PFAS, or falling within the definition of Claims, including all court costs, legal expenses, and attorneys’ fees related to Third Party Claims. Nothing herein is intended to create, nor should be construed as creating, a right of reimbursement for lienholders of obligations upon Participating Claimants, the NPC, or any Participating Claimant’s counsel where none would otherwise exist under applicable state or federal law. This Agreement does not alter or expand any notice obligations Participating Claimants or Participating Claimants’ PI Counsel have by law or contract. Participating Claimants and the NPC shall, in coordination with the HLRA, be obligated to resolve or satisfy any non-governmental liens of which they have proper notice.
Section 14.4    Participating Claimants and PI Counsel shall provide to 3M any and all documentation or authorizations required to satisfy the requirements of Medicare and Medicaid, including all information required for compliance with the Medicare Mandatory Insurer Reporting requirement, 42 U.S.C. § 1395y(b)(8). Claimants warrant and represent that any and all information provided to 3M for compliance with 42 U.S.C. § 1395y(b)(8) will be accurate, true, and correct.
Section 14.5    Releasing Parties agree to protect, defend, hold harmless, and completely indemnify Released Parties from and against any and all Third Party Claims, cross-claims, causes of action, claims for indemnity or contribution under either state or federal law, or actions in intervention that may be asserted by anyone claiming by, through, under, or on behalf of Claimants against Released Parties, which have been brought, could have been brought, or may hereafter be brought by anyone, including spouses, dependents, heirs, issue, guardians, administrators, executors, assigns, or others whose interests are represented or purport to be represented by Claimants as a result of the Released Claims. Releasing Parties further agree to protect, defend, hold harmless, and completely indemnify Released Parties from any Medicare or Medicaid liens and claims, including all penalties and fines assessed against Released Parties. Releasing Parties further agree to indemnify and hold harmless Released Parties for any amounts paid by Released Parties in connection with the assertion of any such claims, whether these amounts are paid for settlement, verdict, defense costs, including attorneys’ fees, legal expenses, and court costs. Releasing Parties agree to indemnify and hold harmless Released Parties from any and all costs and expenses arising as a result of any dispute by a Releasing Party, or among Releasing Parties, for any allocation or payments of monies to a Releasing Party. The indemnification and hold harmless provisions in this Section specifically include the payment of all reasonable costs and expenses of investigation, defense, settlement, attorneys’ fees, judgments, court costs, and any and all other costs and expenses of defending any such claim. Releasing Parties also agree to waive any and all potential or future claims against Released Parties arising out of any state or federal statute relating to medical-care payments, including any and all potential or future claims against Released Parties pursuant to Participating Claimants’ private attorney-general right harbored under the Medicare Secondary Payer Statute at 42 U.S.C. § 1395y(b)(3) or any right of action under 42 U.S.C. § 1395y(b) et seq. It is the express intent of the Parties that these indemnities be construed as broadly as possible to encompass every conceivable Third Party Claim.
Section 14.6    Releasing Parties agree under this Agreement that they are releasing Released Parties from all future medical expenses, including drug costs, hospital, medical, physician or healthcare provider expenses relating to any past, present, or future medical care or treatment arising from or in connection with the Released Claims.
Section 14.7    Each Releasing Party agrees to indemnify and hold forever harmless Released Parties from any claim asserted by CMS, Medicare, the U.S. Federal Government or their respective agents under 42 U.S.C. § 1395y for reimbursement of conditional or future payments made by Medicare for medical treatment or alleged injuries related to Participating Claimants’ claims against 3M, including any attorneys’ fees and fines sought or assessed under 42 U.S.C. § 1395y. Releasing Parties and Participating Claimants’ PI Counsel expressly warrant and represent that this Section is a material provision of this Agreement. If it is determined that a Participating Claimant has provided false or misleading information with respect to any payments made by Medicare for medical treatment, that Participating Claimant shall forfeit to 3M the Settlement Funds in the amount of any unpaid liens and fines, penalties, attorneys’ fees, or other costs and expenses assessed by Medicare (or its agent) or the U.S. Federal Government (or its agent) under 42 U.S.C. § 1395y, if any.

ARTICLE 15
LEDGERING
Section 15.1    Purpose and Application. The procedures in this Article are intended to promote the accurate, prompt, and uniform distribution of Settlement Funds to Participating Claimants and to provide a consistent level of protection and administrative oversight regardless of whether a Participating Claimant’s Settlement Distribution is distributed directly by the QSF Administrator, or is distributed through PI Counsel. This Article applies to every Settlement Distribution payable to a Participating Claimant under the Settlement Program, including those distributions made as part of the Extraordinary Needs Fund, and any supplemental or bonus payments made under this Agreement.
Section 15.2    Election of Distribution Method. Subject to the requirements of this Agreement and any applicable Court order, Primary Counsel shall elect one of the following distribution methods for the Participating Claimants for whom that attorney or law firm serves as Primary Counsel.
(a) Administrator Distribution Option. Primary Counsel may elect to participate in the Settlement Program’s ledgering process and have the QSF Administrator distribute each Participating Claimant’s net Settlement Distribution directly to that Participating Claimant after making all deductions, withholdings, and payments authorized by this Agreement or applicable Court order. All Pro Se Eligible Claimants who become Participating Claimants shall receive distributions under the Administrator Distribution Option.
(b) Counsel Distribution Option. Primary Counsel may elect to have the QSF Administrator distribute Settlement Distributions to an account maintained or designated by Primary Counsel in accordance with applicable trust-account requirements, after which Primary Counsel shall be responsible for calculating and timely distributing the net Settlement Distribution to each Participating Claimant in accordance with this Agreement, applicable law, all applicable Court orders, the applicable attorney-client agreement, and all applicable rules of professional conduct.
Section 15.2.1    The Claims Administrator and QSF Administrator shall prescribe the form, manner, and deadline for making an election under this Section. An election shall apply on the basis specified by the administrators, which may be by law firm, distribution category, or other administratively appropriate grouping. A firm that does not timely make an election or provide the information necessary for direct distribution by the Administrators shall be treated as having selected the Counsel Distribution Option, unless the Administrators permit otherwise.
Section 15.2.2    Primary Counsel participating in the Counsel Distribution Option may request conversion to the Administrator Distribution Option by providing notice and the information required by the Administrators. Any conversion shall become effective on the transition date established by the Administrators and shall apply prospectively unless the Administrators determine that retroactive application is administratively feasible.
Section 15.2.3    Ledgering Information Required for All Participating Claimants. Regardless of the distribution method selected, PI Counsel shall furnish the administrators with the information reasonably necessary to calculate, verify, monitor, and report on the disposition of each Participating Claimant’s Settlement Distribution.
Section 15.2.4    The QSF Administrator, in conjunction with the Claims Administrator, shall establish a standardized claimant-ledger template, electronic portal, or other secure process for submission of the information required by this Section.
Section 15.2.5    The Settlement Administrator shall establish deadlines for completion of each reporting requirement in this Section, and may establish separate submission deadlines based on distribution priority, settlement option, claimant category, or other reasonable administrative considerations.
Section 15.2.6    All information provided to the Claims Administrator, QSF Administrator, or Settlement Administrator under this Section shall be kept confidential and shall not be filed on the public docket or otherwise made public except by further order of the Court.
Section 15.2.7    Costs arising from the administration of the provisions of this Section shall be Administrative Expenses and may be paid from the QSF, including through interest earned therefrom, and through the settlement-administration structure established under this Agreement.
Section 15.3    Administrator Distribution Option. For each Participating Claimant subject to the Administrator Distribution Option:
(a) PI Counsel shall submit all required ledgering information in the form and manner prescribed by the Administrators and shall timely cure any missing, inconsistent, or facially inaccurate information.
(b) The administrators shall calculate the Participating Claimant’s net Settlement Distribution after accounting for all allowed reductions or payments, and provide the Participating Claimant with a written settlement statement identifying the gross Settlement Distribution, the Common Benefit Assessment, attorney’s fees, claimant-borne expenses, liens and other withholdings, and the net amount payable to the Participating Claimant.
(c) After satisfaction of all applicable conditions precedent to distribution and completion of any distribution-method election required by the relevant administrators, and upon the Participating Claimant’s review and signature, as may be required, of the written settlement statement, the QSF Administrator shall distribute the net Settlement Distribution directly to the Participating Claimant.
(d) PI Counsel shall remain responsible for providing, through procedures and an electronic portal, any fee, expense, or closing-statement disclosure required by applicable law, an applicable Court order, the governing attorney-client agreement, or applicable rules of professional conduct that is not provided by the administrators.

Section 15.4    Counsel Distribution Option. For each Participating Claimant subject to the Counsel Distribution Option:
(a) The QSF Administrator may distribute the applicable Settlement Distribution to the designated trust account of PI Counsel after taking any Common Benefit Assessment and any other deduction or withholding, including any lien obligations under Article 14 herein, that the Administrators are authorized or required to administer.
(b) PI Counsel shall be solely responsible for the proper receipt, safeguarding, accounting, and distribution of those funds after distribution by the QSF Administrator.
(c) PI Counsel shall calculate the Participating Claimant’s net Settlement Distribution using the same standards and claimant protections applicable under the Administrator Distribution Option.
(d) Before or contemporaneously with distribution, PI Counsel shall provide the Participating Claimant with a written settlement statement identifying:
1.    the gross Settlement Distribution;
2.    each attorney’s fee deducted from the Settlement Distribution;
3.    each claimant-borne expense deducted from the Settlement Distribution;
4.    each lien, assignment, advance, or other withholding;
5.    the net amount paid to the Participating Claimant; and
6.    any additional information required by applicable law, an applicable Court order, the governing attorney-client agreement, or applicable rules of professional conduct.
(e) PI Counsel shall distribute the Participating Claimant’s net Settlement Distribution no later than sixty (60) days after counsel receives the applicable funds from the QSF Administrator, unless a shorter period is required by applicable law.
(f) Within the time and in the manner prescribed by the Administrators, PI Counsel shall report:
1.    the date counsel received the Settlement Distribution;
2.    the date counsel distributed the net Settlement Distribution to the Participating Claimant;
3.    the amount distributed to the Participating Claimant;
4.    the final amounts deducted for attorney’s fees, claimant-borne expenses, liens, and other withholdings; and

5.    any remaining amount held in trust and the reason it remains undistributed.
(g) If PI Counsel cannot distribute all or any portion of a net Settlement Distribution within sixty (60) days after its receipt, counsel shall report that circumstance to the Administrators before the expiration of the sixty-day period. The report shall identify the reason for the delay, the amount being withheld, the anticipated steps necessary to complete distribution, and any undisputed amount that has been or will be distributed.
(h) An unresolved dispute among PI Counsel shall not delay distribution of the undisputed portion of the Participating Claimant’s Settlement Distribution. Any disputed portion shall remain in an appropriate trust account or other authorized account pending resolution under applicable law, applicable professional obligations, or further order of the Court.
Section 15.5    Monitoring and Enforcement. The Claims Administrator, QSF Administrator, and Settlement Administrator shall monitor compliance with this Article and may request supporting records, explanations, corrections, or supplemental information from PI Counsel. The Settlement Administrator may report to the Court or any Court designee any:
1.    materially incomplete or inaccurate submission;
2.    failure to update previously submitted information;
3.    failure to timely distribute a Settlement Distribution;
4.    unexplained or unreasonable delay in distribution;
5.    failure to provide a required settlement statement or related data in this Article 15;
6.    failure to account for funds received from the QSF; or
7.    other conduct that materially interferes with the fair or efficient administration of the Settlement Program.
Section 15.6    Administrator Procedures. The Administrators may adopt written procedures, forms, deadlines, data requirements, and instructions that are reasonably necessary to implement this Article and are otherwise consistent with this Agreement and any applicable Court order. PI Counsel shall comply with any such written procedures, forms, deadlines, data requirements, and instructions. Further, the QSF Administrator shall be authorized to make distributions via check/ACH/wire or other secure distribution procedures approved by the QSF Administrator and as requested by the payee.
ARTICLE 16
GUARANTEES AND PROTECTIONS
Section 16.1    Prohibited Transactions and Successors; Bankruptcy. Until all of 3M’s obligations under this Agreement are fully performed and satisfied, the provisions of this Section 16.1 shall apply:

Section 16.1.1    Prohibited Transactions and Successors.
Section 16.1.1.1    3M shall not, in one (1) transaction or a series of integrated transactions, sell or transfer either a majority of its voting stock or U.S. assets having a value equal to thirty percent (30%) or more (as determined below) of the consolidated total assets of 3M according to 3M’s most recent Form 10-Q or 10-K (other than sales or transfers of inventories or otherwise in the ordinary course of business, or sales or transfers to an entity owned directly or indirectly by 3M, which shall not be subject to Section 16.1) where the planned sale or transfer is announced after the Settlement Date (a “Required Notice Transaction”), and as to which 3M does not obtain, from a nationally recognized valuation firm, either (a) a fairness opinion or (b) a solvency opinion stating that the Required Notice Transaction would not foreseeably and unreasonably jeopardize 3M’s ability to make the payments under the Settlement Agreement and to creditors in the ordinary course of 3M’s business that are due on or before the third payment date following the close of such Required Notice Transaction, unless 3M obtains the acquiror’s agreement that the acquiror will be either a guarantor of or successor to the percentage of the amount of each remaining payment under the Settlement Agreement equal to the percentage of 3M’s consolidated total assets being sold or transferred in such transaction. The consolidated total assets, pursuant to which percentages under this Section 16.1.1.1 shall be calculated, shall be determined in accordance with United States generally accepted accounting principles and as of the date of 3M’s most recent publicly filed consolidated balance sheet prior to the date of entry into the Required Notice Transaction at issue; provided, however, that if 3M is no longer a public company, percentages under this Section 16.1.1.1 shall be determined in accordance with United States generally accepted accounting principles and as of the date of 3M’s most recent consolidated balance sheet (but in no event one dated as of more than ninety (90) days prior to the close of such Required Notice Transaction).
Section 16.1.1.2    Section 16.1.1.1 shall apply only to Required Notice Transactions of the size set forth therein and shall be enforceable solely by the NPC. In the event of such a Required Notice Transaction, 3M shall provide notice to the NPC, no later than the day of public announcement of such Required Notice Transaction; provided, however, it is agreed and understood that no Required Notice Transaction subject to Section 16.1.1.1 shall be consummated until after expiration of the applicable notice period described below. For any Required Notice Transaction, in conjunction with such notice, 3M shall deliver to the NPC the applicable fairness opinion, solvency opinion, or documents reflecting the value of the U.S. assets being sold or transferred, as a percentage (as determined under Section 16.1.1.1) of 3M’s consolidated total assets (according to 3M’s most recent Form 10-Q or 10-K), with all such documents being subject to reasonable confidentiality restrictions. Any objection under these Sections not raised within thirty (30) days after such notice or within twenty-eight (28) days after the NPC’s receipt of such documents, whichever is later, is waived. The sole remedy for such an objection, if timely and deemed valid by the Court, shall be a Court order (with ordinary appellate rights) enjoining the Required Notice Transaction pending compliance with Sections 16.1.1.1 and 16.1.1.2; in the event of such Court order, 3M agrees that it will not seek a bond in conjunction with such Court order.
Section 16.1.1.3    For the avoidance of doubt, 3M’s spin-off or other transactions involving its healthcare business are not subject to Sections 16.1 through 16.1.1.2.

Section 16.1.2    Bankruptcy. The following provisions shall apply if 3M commences proceedings under Title 11 of the United States Code (the “Bankruptcy Code”):
Section 16.1.2.1    3M shall schedule all Participating Claimants’ claims under this Agreement as liquidated, non-contingent, and undisputed per this Agreement without prejudice to Participating Claimants filing their Released Claims.
Section 16.1.2.2    To the extent 3M obtains any recoveries as against any Participating Claimants pursuant to 11 U.S.C. § 550 in respect of payments made on account of the Participating Claimants’ Released Claims, such recoveries would be limited to a credit against unpaid amounts due under this Agreement.
Section 16.1.2.3    If this Agreement is not assumed in bankruptcy or adopted as part of a confirmed Chapter 11 plan of reorganization, 3M hereby waives any statute of limitations defense that might limit or hinder recovery of Participating Claimants’ Released Claims addressed in this Agreement, except to the extent such defenses exist as of the Settlement Date.
Section 16.1.2.4    Subject to the other subparts of Section 16.1.2, if 3M obtains relief as against Participating Claimants pursuant to 11 U.S.C. § 550 or if this Agreement is not assumed or adopted as part of a confirmed Chapter 11 plan of reorganization, then all agreements, all concessions, all reductions of Participating Claimants’ Released Claims, and the Release contained in this Agreement shall immediately and automatically be deemed null and void as to 3M; the Participating Claimants shall be deemed immediately and automatically restored to the same position they were in immediately prior to their entry into the Settlement Agreement, and the Participating Claimants shall have the right to assert any and all claims against 3M in the bankruptcy proceeding or otherwise, subject to any automatic stay, without regard to any limits or agreements as to the amount of the Settlement otherwise provided in the Settlement Agreement; provided, however, that notwithstanding the foregoing sentence, (i) all reductions of Participating Claimants’ Released Claims and the Release provided in connection with such settled Claims contained in this Agreement shall remain in full force and effect as to all persons other than 3M itself; (ii) in the event a Releasing Party asserts any Released Claim against 3M after the rejection or termination of the Settlement Agreement and receives a judgment, settlement, or distribution arising from such Released Claim, then the amount of any payments such Releasing Party has previously received from 3M under the Settlement Agreement shall be applied to reduce the amount of any such judgment, settlement, or distribution; (iii) the Participating Claimants may exercise all rights provided under the Bankruptcy Code (or other applicable bankruptcy or non-bankruptcy law) with respect to their Released Claims against 3M, subject to all defenses and rights of 3M; and (iv) Participating Claimants shall retain all payments previously received under this Agreement, subject to 11 U.S.C. § 550.
Section 16.2    Financial Reporting. If at any time 3M ceases to be a public reporting company, then, until all of 3M’s obligations under this Agreement are fully performed and satisfied, 3M will provide to the NPC, subject to reasonable confidentiality restrictions to be agreed, 3M’s annual audited financial statements and 3M’s quarterly unaudited financial statements, including a balance sheet and an income statement, within ninety (90) days after the end of each fiscal quarter.

ARTICLE 17
ATTORNEY FEES & COMMON BENEFIT
Section 17.1    Individual Counsel Attorneys’ Fees. This Settlement Agreement does not alter any contractual obligation between lawyers and clients regarding attorneys’ fees.
Section 17.2    Common Benefit Fund. Work performed and expenses incurred for the benefit of all Participating Claimants as defined more fully in the MDL Court’s Common Benefit Order shall be paid into the Common Benefit Fund established under CMO 3 or any subsequent Order or amendment to CMO 3 issued by the Court. Payments are subject to procedures set in place by the MDL Court now or in the future. The Common Benefit Assessment as set forth in the MDL Court’s Orders in place now or in the future shall be held back by the QSF Administrator in the precise percentages from the funds paid by 3M at the time the funds are paid. The QSF Administrator must provide proof of compliance to the Settlement Administrator, Lead Counsel, 3M’s Counsel, and the MDL Court.
Section 17.2.1    Common Benefit Assessment. The PEC and PI Counsel acknowledge that they are bound by CMO 3 and any amendments thereto issued by the MDL Court related to Common Benefit and this Settlement. The appropriate assessment applicable to each Participating Claimant shall be withheld by the QSF Administrator and paid to the appropriate common-benefit account.
Section 17.2.1.1    All payments paid pursuant to this Agreement through the Main Settlement Payment or any Bonus Payments, payments based on a Participation Threshold, or Reserve Fund payments shall be subject to a Common Benefit Assessment holdback in accordance with CMO 3 and any amendments thereto issued by the MDL Court.
Section 17.2.2    CBF Special Master. The PEC and PI Counsel acknowledge and agree that the MDL Court may adjust and amend Case Management Order 3, such that the overall nine (9) percent common-benefit assessment (inclusive of costs) on Settlement Distributions under this Settlement Agreement may be re-apportioned between fees and costs. Further, the PEC and PI Counsel acknowledge and agree that any order by the MDL Court following a Report and Recommendation by the CBF Special Master shall be final, binding, and non-appealable.
Section 17.3    No Additional Payments by Released Parties. For the avoidance of doubt, Released Parties shall have no obligation to pay additional sums for attorneys’ fees or costs, including pursuant to any fee petition, beyond the amount to be paid by 3M set forth in Article 11 of this Settlement Agreement, and such claims for attorneys’ fees and costs are being released by Participating Claimants.
ARTICLE 18
MISCELLANEOUS PROVISIONS
Section 18.1    Reporting. The Claims Administrator and Settlement Administrator shall report to 3M’s Counsel and Lead Counsel on a periodic basis concerning all aspects of implementation of the Settlement.

Section 18.2    3M’s Access to Information. 3M shall be entitled to review all documents submitted in connection with the Settlement declarations submitted in response to the Identification Order and Registration Forms (including all exhibits and attachments thereto) and information concerning payments or distributions to Claimants. 3M shall also be entitled to use all documents submitted in connection with the Settlement in pursuit of insurance claims in connection with this Settlement. Notwithstanding this access, under no circumstances shall 3M be permitted to delay or withhold payments based upon any actual or perceived inability to access information under this Section, other than to ensure that 3M can consider and determine whether to exercise its Termination Rights.
Section 18.3    In reaching this Settlement, the NPC recognizes that 3M ceased manufacturing the PFAS compounds that are used in AFFF and AFFF more than 20 years ago. In contrast, other companies continued to make those same PFAS compounds and AFFF for many years afterwards. As such, 3M’s share of any potential liability that may be alleged arising out of PFAS and AFFF will continue to decline over time, while the liability and responsibility of other defendants and potential other parties who remained in this market increases.
Section 18.4    Tax Consequences. Neither 3M nor 3M’s Counsel nor NPC makes any representation regarding the tax consequences of this Settlement. Without limiting the foregoing, all payments under this Agreement are being made for personal physical injuries and pain and suffering pursuant to same and, as such, all payments provided for herein are intended to constitute damages on account of personal physical injuries or physical sickness, within the meaning of Section 104(a)(2) of the Internal Revenue Code of 1986, as amended.
Section 18.5    No Presumption as to Drafting. This Settlement is the product of arm’s-length negotiations between the Parties. No Party shall be deemed to be the drafter of this Settlement Agreement or any provision thereof. No presumption shall be deemed to exist in favor of or against any Party as a result of the preparation or negotiation of this Settlement Agreement.
Section 18.6    Not Affected by Change in Law. This Settlement Agreement shall be binding on the Parties regardless of any change in the law or regulations that might occur after the date the Parties execute this Settlement Agreement.
Section 18.7    Entire Agreement. This Settlement Agreement and all Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter of this Settlement Agreement, and there are no other written or oral agreements, understandings, or arrangements except as set forth herein. This Settlement Agreement supersedes and replaces any prior agreement or writing between the Parties. The Parties understand, agree, and acknowledge that no promises, representations, understandings, or warranties have been made by any Party or relied upon as an inducement for entering into this Settlement Agreement, except as contained herein, and that this Settlement Agreement constitutes the full statement of any agreement between the Parties. The terms of this Settlement Agreement may not be modified or waived except in writing, signed by the Parties hereto. The Parties hereby acknowledge that they have read this Settlement Agreement and have had an opportunity to obtain the advice of competent counsel of their choosing regarding it. As such, the Parties hereby also acknowledge that they fully understand the terms of this Settlement Agreement, and that they freely and voluntarily sign and enter into it. The Parties further acknowledge that, in entering into this Settlement Agreement, they have not relied upon any statement or representation by or on behalf of the other Party, except as stated herein.
Section 18.8    Governing Law. This Settlement Agreement is being executed and delivered and is intended to be performed in the MDL Court. The substantive laws of the State of South Carolina shall govern the validity, construction, enforcement, and interpretation of this Settlement Agreement. Each of the Parties to this Settlement shall bear its own attorneys’ fees and costs incurred in connection with the drafting and negotiation of this Settlement Agreement, and in connection with all proceedings in the MDL Court, including all appeals of decisions from that Court.
Section 18.9    MDL Court Retains Jurisdiction. The MDL Court retains jurisdiction to interpret and enforce the Settlement Agreement through all possible actions within the MDL Court’s power, including injunctive action under the All Writs Act.
Section 18.10    Headings. The headings used in this Settlement Agreement are for reference only and shall not affect the construction of this Settlement Agreement.
Section 18.11    Agreement May Be Executed in Counterparts. This Settlement Agreement may be executed in counterparts and taken together shall constitute one and the same Settlement Agreement.
Section 18.12    Successors, Assigns, and Binding Effect. This Settlement Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Parties hereto. Nothing in this Settlement Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto or their respective successors, heirs, issue, and assigns, any rights or benefits under or by reason of this Settlement Agreement. This Settlement Agreement shall not be assignable by any Party hereto without prior written consent of the other Party or as otherwise expressly set forth in this Settlement Agreement.
Section 18.13    Amendment or Waiver. This Settlement Agreement shall not be modified in any respect, except by a writing executed by all Parties to this Settlement. The waiver of any rights conferred by this Settlement Agreement shall be effective only if made in writing by the waiving party. The waiver by any Party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior to, subsequent to, or contemporaneous with this Settlement.
Section 18.14    Electronic Signatures. Electronic signatures shall be accepted for execution of any settlement document required of Eligible Claimants, Derivative Claimants, Individual Beneficiary Releasors or Eligible Claimants’ counsel. The Parties will work with the Settlement Administrator and Settlement Special Master to ensure compliance with applicable standards and protections.
Section 18.15    Notice. For any notice required to be provided under this Settlement to 3M, the NPC or PEC, the notice shall be provided by email as follows:
Plaintiffs’ Lead Counsel.

Michael A. London
Douglas & London, P.C.
One State Street, 35th Floor
New York, NY 10004
mlondon@DouglasAndLondon.com
Scott Summy
Baron & Budd, P.C.
3102 Oak Lawn Ave., Ste. 1100
Dallas, TX 75219
ssummy@baronbudd.com
3M’s Counsel.
For any notice required to be provided under this Settlement to 3M, the notice shall be provided by email as follows:
Steven F. Reich
Executive Vice President
3M Company
3M Center, 0220-09W-15
St. Paul, MN 55144-1000
3MPFASnotices@mmm.com
Thomas J. Perrelli
Jenner & Block LLP
1099 New York Avenue, N.W., Suite 900
Washington, DC 20001-4412
3MPFAS@jenner.com
Section 18.16    No Admission of Liability. Neither this Settlement, nor any exhibit, document, or instrument delivered hereunder, nor any statement, transaction, or proceeding in connection with the negotiation, execution, or implementation of this Settlement, is intended to be or shall be construed as or deemed to be evidence of an admission or concession by any Released Party of any fault, liability, wrongdoing, or damages, or of the truth of any allegations asserted by any plaintiff or claimant against it, including by any Eligible Claimant, Derivative Claimant, or Individual Beneficiary Releasor, or as an admission by any Eligible Claimant, Derivative Claimant, or Individual Beneficiary Releasor of any lack of merit in their PFAS Claim. No Party or Eligible Claimant shall seek to introduce or offer the terms of this Settlement Agreement, any statement, transaction, or proceeding in connection with the negotiation, execution, execution, or implementation of this Settlement, or any statements in the documents delivered in connection with this Settlement, or otherwise rely on the terms of this Settlement Agreement, in any judicial or other proceeding, except insofar as necessary to enforce the terms of this Settlement Agreement or a Release or Stipulated Dismissal With Prejudice provided pursuant to the Settlement, in connection with the determination of any income tax liability of a Party, or in relation to any instrument executed and delivered pursuant to this Settlement (including any Registration Form and the executed attachments thereto). If a person seeks to introduce or offer any of the matters described herein in any proceeding against 3M or any of the Released Parties, the restrictions of this Section shall not be applicable to 3M or the Released Parties with respect to that person.
Section 18.17    No Liability for Administrators. None of 3M, 3M’s Counsel, Released Parties, or the NPC shall have any liability for the work performed by the Administrators outlined herein, including any liability for any of the work performed, or for failure to perform the work required, by any entity retained to implement any aspect of the Settlement, including the Claims Administrator, the ENF Administrator, the QSF Administrator, the QSF Bank, the Appeals Administrator, the Settlement Administrator, the Healthcare Lien Resolution Administrator, or the Settlement Special Master.
Section 18.18    No Illegal Activity or Fraud. Nothing in this Settlement Agreement shall be interpreted to require any Party, Eligible Claimant, Derivative Claimant, Individual Beneficiary Releasor, PI Counsel, or 3M’s Counsel to engage in any conduct that is a violation of law or is unethical under any applicable ethical or professional rules.
Section 18.19    Confidentiality. The Parties expressly agree and understand that all aspects of the settlement negotiations, all drafts, documents, and materials prepared in connection with settlement negotiations, all communications related to settlement negotiations or communications with the Court-appointed Mediator, and any filings made under seal in connection with this Settlement shall be maintained as confidential and shall not be disclosed publicly. The Parties further agree that Medical Records or other personal identifying information, and all materials submitted, reviewed, used, analyzed, assessed, or evaluated by the Claims Administrator or the Settlement Administrator in conjunction with determining Estimated Allocation Tables, Allocated Awards, EAF Awards, or ENF Awards, or financial information submitted in the course of implementation of this Settlement that would be subject to the Protective Order in this MDL, are designated as Confidential under the applicable Protective Order. The Parties may disclose and discuss the public terms of this Settlement Agreement but shall not disclose the content of Confidential Exhibit 12. No Eligible Claimant, Derivative Claimant, or PI Counsel may divulge any aspect or terms of any confidential document relating to the settlement, except as otherwise agreed to by the Parties herein, but may divulge such information to their accountants, tax advisors, financial planners, or as permitted or required by a court of proper jurisdiction. 3M may make disclosures regarding this Settlement that it deems necessary to governmental agencies, its accountants, auditors, other financial representatives, insurers and reinsurers, agents, and other related business, regulatory, financial, or legal entities, and may make disclosures or communications publicly about this Settlement as may be necessary to comply with securities laws. The Parties may, at their discretion, issue publicity, press releases, or other public statements regarding this Settlement, whether unilaterally or as jointly agreed to in writing by all Parties. Any jointly agreed or other statement shall not limit 3M’s ability to provide information about the Settlement to its employees, accountants, attorneys, insurers, shareholders, or other stakeholders or in accordance with legal requirements; and any jointly agreed or other statement shall not limit NPC's ability to provide information about the Settlement to individuals with Eligible Claims or in accordance with legal requirements.

Section 18.19.1    Confidentiality of Allocated Amounts and Settlement Awards. Participating Claimants and PI Counsel agree that they will not make any oral or written statement either directly or indirectly, by implication or innuendo, to anyone, excluding accountants, tax advisors, financial planners, or immediate family, or as permitted or required by a court of proper jurisdiction, concerning the dollar amount of any individual Estimated Allocation Tables, Allocated Award, or Enhancement Award from the EAF or Extraordinary Needs Award from the ENF, either directly, indirectly, by implication or innuendo, on an Internet website or bulletin board, or through a “social networking” website, in an Internet chat room, or within an electronic mail (e-mail) message, an “instant message,” or a “text message.” Notwithstanding the foregoing, Participating Claimants and Participating Claimants’ counsel may make disclosures of Allocated Awards, Enhancement Awards, or Extraordinary Needs Awards to accountants or tax advisors, financial advisors, and immediate family members, or if necessary to resolve any outstanding liens or as otherwise required by law or any court order.
Section 18.19.2    Non-Disparagement. The NPC, Eligible Claimants, Derivative Claimants, PI Counsel, 3M's officers, and 3M’s Counsel will not directly or indirectly make any negative or disparaging statements against or about any Party maligning, ridiculing, defaming, or otherwise speaking ill of any Party in any way or manner, including 3M, 3M’s products or business affairs, practices, policies, standards, or reputation, provided that nothing in this Settlement Agreement shall be deemed to interfere with any Party’s obligation to report transactions with appropriate governmental, taxing, or registering agencies. The NPC, Participating Claimants, PI Counsel, and 3M will make reasonable efforts to remove or take down any previous posts on any social- media site regarding 3M that would violate this provision if made after its enactment.
Section 18.20    Severability. In the event that any provision in or obligation under this Settlement Agreement shall be invalid, illegal, or unenforceable in any jurisdiction as to the NPC, 3M, or both, the validity, legality, and enforceability of other provisions in or obligations under this Settlement Agreement shall not in any way be affected or impaired thereby.
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/s/ Michael A. London                    /s/ Steven F. Reich
Michael A. London                        Steven F. Reich
Douglas & London P.C.                    Executive Vice President
One State Street, 35th Floor                    3M Company
New York, NY 10004                        3M Center, 0220-09W-15
212-566-7500                            St. Paul, MN 55144-1000
212-566-7501 (fax)                        3MPFASnotices@mmm.com
mlondon@douglasandlondon.com

/s/ Scott Summy                        /s/ Thomas J. Perrelli
Scott Summy                            Thomas J. Perrelli
Baron & Budd, P.C.                        Jenner & Block LLP
3102 Oak Lawn Avenue, Suite 1100                1099 New York Avenue, N.W.,
Dallas, TX 75219                        Suite 900
214-521-3605                            Washington, DC 20001-4412
ssummy@baronbudd.com                    3MPFAS@jenner.com

/s/ Hunter J. Shkolnik                        Counsel for 3M
Hunter J. Shkolnik
Napoli Shkolnik
1302 Avenida Ponce de León
San Juan, Puerto Rico 00907
Tel: (833) 271-4502
Fax: (646) 843-7603
hshkolnik@nsprlaw.com

/s/ Fred Thompson
Fred Thompson
Motley Rice LLC
28 Bridgeside Blvd.
Mount Pleasant, SC 29464
843-216-9000
fthompson@motleyrice.com

Negotiating Plaintiffs' Counsel